                       ASSET SALE AND PURCHASE AGREEMENT



                                 BY AND BETWEEN

                             TERRA INDUSTRIES INC.

                                      AND

                      CENEX/LAND O'LAKES AGRONOMY COMPANY



                                  May 3, 1999

                               Table of Contents


ARTICLE 1--DEFINITIONS..................................................  1
ARTICLE 2--SALE AND PURCHASE............................................ 10
  2.1.  Assets.......................................................... 10
  2.2.  Liabilities..................................................... 13
  2.3.  Purchase Price.................................................. 13
  2.4.  Working Capital Adjustment...................................... 14
  2.5.  Allocation of Purchase Price.................................... 16
  2.6.  Consent of Third Parties........................................ 17
  2.7.  Closing......................................................... 17
  2.8.  Joint Property.................................................. 17
  2.9.  Certain Liens................................................... 18
ARTICLE 3--CONDITIONS................................................... 18
  3.1.  General Conditions.............................................. 18
  3.2.  Buyer's Conditions.............................................. 19
  3.3.  Seller's Conditions............................................. 20
ARTICLE 4--REPRESENTATIONS AND WARRANTIES............................... 21
  4.1.  Seller's Representations........................................ 21
  4.2.  Buyer's Representations......................................... 35
ARTICLE 5--COVENANTS.................................................... 36
  5.1.  Conduct of Business............................................. 36
  5.2.  Inspection...................................................... 38
  5.3.  Books and Records............................................... 38
  5.4.  Taxes........................................................... 38
  5.5.  Bulk Sales Compliance........................................... 39
  5.6.  Consents........................................................ 39
  5.7.  Insurance....................................................... 40
  5.8.  Assumption Agreement............................................ 40
  5.9.  Notice of Developments.......................................... 40
  5.10. Updating of Schedules........................................... 41
  5.11. Financial Statements............................................ 41
  5.12. Permits and Licenses............................................ 41
  5.13. Collection of Receivables....................................... 41
  5.14. Exclusivity..................................................... 42
  5.15. Further Assurances.............................................. 42
  5.16. Litigation Support.............................................. 42
  5.17. Environmental Investigation..................................... 42
  5.18. Employees and Employee Benefits................................. 43
  5.19. Inventories..................................................... 47
  5.20. Ancillary Agreements............................................ 47
  5.21. Insurance....................................................... 47
ARTICLE 6--INDEMNIFICATION; SURVIVAL.................................... 47
  6.1.  Indemnification by Seller....................................... 47
  6.2.  Indemnification by Buyer........................................ 49
  6.3.  Survival of Representations, Warranties, Covenants,
         and Obligations................................................ 49

  6.4.  Notice of Claims............................................... 50
  6.5.  Matters Involving Third Parties................................ 50
  6.6.  Tax Indemnification............................................ 51
ARTICLE 7--TERMINATION................................................. 52
  7.1.  Termination of Agreement....................................... 52
  7.2.  Effect of Termination.......................................... 52
ARTICLE 8--MISCELLANEOUS............................................... 52
  8.1.  Public Announcement............................................ 52
  8.2.  Expenses....................................................... 53
  8.3.  "As Is" Condition.............................................. 53
  8.4.  Notices........................................................ 53
  8.5.  Severability................................................... 54
  8.6.  Amendments and Waivers......................................... 54
  8.7.  Interpretations................................................ 54
  8.8.  Binding Effect and Beneficiaries............................... 55
  8.9.  Assignment..................................................... 55
  8.10. Remedies....................................................... 55
  8.11. Counterparts................................................... 56
  8.12. Governing Law and Jurisdiction................................. 56
  8.13. Entire Agreement............................................... 56

SIGNATURES............................................................. 57

EXHIBITS

     Exhibit A--Statement of Material Accounting Practices of Seller Exhibit B--Opinion of Seller's Counsel
     Exhibit C--Opinion of Dorsey & Whitney LLP, Counsel to Buyer
     Exhibit D--Supply Agreement
     Exhibit E--Noncompetition Agreement
     Exhibit F--Bill of Sale, Assignment, and Assumption Agreement Exhibit G--License Agreement
     Exhibit H--Transition Services
     Exhibit I--Warranty Deed
     Exhibit J--Assignment and Assumption of Leases
     Exhibit K--List of Individuals
     Exhibit L--Transportation Services Agreement

                       ASSET SALE AND PURCHASE AGREEMENT


     This Asset Sale and Purchase Agreement (the "Agreement") is entered into as of this 3rd day of May, 1999, by and between Terra Industries Inc., a Maryland corporation ("Seller"), and Cenex/Land O'Lakes Agronomy Company, a Minnesota corporation ("Buyer"). Buyer and Seller are referred to herein collectively as the "Parties" and individually as a "Party."

     Seller, among other things, operates a farm service center network in the United States, primarily through Terra International, Inc. ("Terra International"), and in Canada, primarily through Terra International (Canada) Inc. ("Terra Canada"), for the distribution and marketing of fertilizers, crop protection products, seed, and services (such network excluding specifically Seller's nitrogen and methanol manufacturing businesses, the "Business").

     Seller wishes to sell, assign, and transfer to Buyer, and Buyer wishes to purchase and acquire from Seller, all of Seller's (including for this purpose Terra International's and Terra Canada's) right, title, and interest in and to the properties, assets, and rights of every nature, kind, and description, tangible and intangible, whether real, personal, or mixed, whether accrued, contingent, or otherwise, whether now existing or hereinafter acquired, and wherever located (other than certain excluded assets), relating primarily to, used primarily in, held primarily for use in connection with, necessary for the conduct primarily of, or otherwise material primarily to the Business, all for the purchase price and upon the terms and conditions set forth in this Agreement.

     In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     As used herein, the following capitalized terms shall have the meanings herein specified (to be equally applicable, unless otherwise specified, to both the singular and plural forms of the terms defined).

     "Accounting Practices" shall mean a statement of the material accounting practices of Seller with respect to the Business as set forth in Exhibit A.

     "Accounting Firm" shall have the meaning set forth in Section 2.4.4.

     "Additional Accounting Firm" shall have the meaning set forth in Section 2.4.4.

     "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlled by the specified Person. For the purposes of this definition, the term "controlled" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

     "Agreed Rate" shall mean the prime rate of interest in effect from time to time at Norwest Bank Minnesota, National Association, or any successor, or if that rate is no longer available, a comparable rate.

     "Assets" shall have the meaning set forth in Section 2.1.1.

     "Assignment of Lease" shall mean the Assignment of Lease from Seller to Buyer in form and substance as set forth in Exhibit J.

     "Assumed Liabilities" shall have the meaning set forth in Section 2.2.1.

     "Audited Closing Balance Sheet" shall have the meaning set forth in Section 2.4.4.

     "Balance Sheet" shall have the meaning set forth in Section 4.1.4.

     "Balance Sheet Date" shall have the meaning set forth in Section 4.1.4.

     "Best knowledge," for purpose of any representation, shall mean the actual knowledge of any of the individuals listed on Exhibit K.

     "Bill of Sale, Assignment, and Assumption Agreement" shall mean the Bill of Sale, Assignment, and Assumption Agreement between Buyer and Seller in form and substance as set forth in Exhibit F.

     "Business Day" shall mean a day other than a Saturday or Sunday and which is not a legal holiday or a day on which banking institutions located in the States of Minnesota and New York are authorized or obligated by law or executive order to close.

     "Buyer" shall have the meaning set forth above.

     "Buyer Ancillary Agreement" shall mean any agreement, instrument, or document being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

     "Buyer Group Member" shall mean Buyer, its two parent organizations (Cenex Harvest States Cooperatives and Land O'Lakes, Inc.), and their respective Affiliates, and their respective successors and assigns.

     "CAA" shall mean the Clean Air Act, 42 U.S.C. (S)(S)7401 et seq. and any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

     "Claim Notice" shall have the meaning set forth in Section 6.4.

     "Closing" shall have the meaning set forth in Section 2.7.

     "Closing Date" shall have the meaning set forth in Section 2.7.

     "Closing Balance Sheet" shall have the meaning set forth in Section 2.4.2.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Consent" shall mean any consent, approval, authorization, waiver, permit, privilege, grant, franchise, concession, agreement, license, exemption, or order of, registration, certificate, declaration, or filing with, or report or notice to, any Person.

     "Contaminant" shall mean any (i) liquid, gaseous, solid, or semi-solid substance, the presence or Release or threatened Release of which requires Remedial Action under any Environmental and Safety Requirement or under common law, (ii) dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous substance which is regulated by any Environmental and Safety Requirement or by any Governmental Body, (iii) substance, the presence or Release or threatened Release of which causes or threatens to cause a nuisance upon the Property or to adjacent properties, or which poses or threatens to pose a hazard to the health or safety of Persons on or about the Property or adjacent properties, or which constitutes or threatens to constitute a trespass to properties adjacent to the Property, or
(iv) urea-formaldehyde, polychlorinated biphenyl, dioxin, radon, asbestos, asbestos-containing material, nuclear fuel, nuclear waste, petroleum, petroleum products (including, without limitation, crude oil or any fraction thereof), natural gas, natural gas liquids, gasoline, and synthetic gas.

     "Credit Agreements" shall mean (i) Amended and Restated Credit Agreement dated as of March 31, 1998, as amended, among Terra Capital, Inc. and Terra Nitrogen, Limited Partnership, as Borrowers, certain guarantors, certain lenders and Nations Bank, N.A., as syndication agent, Chase Manhattan Bank, N.A. as document agent, and Citibank, N.A., as administrative agent, (ii) Credit Agreement dated as of December 31, 1997 and as Amended and Restated as of March 31, 1998, as amended, among Terra International (Canada) Inc., as Borrower, certain guarantors, certain lenders, Bank of America National Trust & Savings Association and Bank of Nova Scotia, as Syndication Agents, and Citibank N.A., as Administrative Agent, (iii) Second Amended and Restated Agreement of Limited Partnership of Beaumont Methanol Limited Partnership dated as of March 31, 1998, as amended, among Terra Methanol Corporation, BMC Holdings, Inc. and Nova Products LLC, the Terra Capital Note and the Terra U.K. Loan, both as defined therein, and (iv) any documents related to items (i) through (iii), above.

     "CWA" shall mean the Clean Water Act, 33 U.S.C. (S)(S)1321 et seq. and any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

     "Employee" shall mean any employee or former employee employed or formerly employed by Seller or any of its Affiliates in the operation of the Business, and the beneficiaries and dependents of any such employee or former employee.

     "Environmental and Safety Requirement" shall mean any Requirement of Law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all standards of conduct, bases of obligations, and requirements pertaining to reporting, licensing, permitting, investigation, or remediation relating to the use, production, generation, distribution, sale, handling, transport, treatment, storage, disposal, Release, or threatened Release of any Contaminant, and including, without limitation, OSHA, CERCLA, RCRA, SARA, Clean Air Act, Clean Water Act, FIFRA, TSCA and any state or local equivalent thereof.

     "Environmental Document" shall mean any (i) document received by Seller from, or submitted by Seller to, any Governmental Body concerning the environmental condition of the Property or the effect of the operation of the Business on the environmental or (ii) review, audit, report, or analysis concerning the presence or the Release or threatened Release of any Contaminant through, into, on, under, from, or to the Property.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Working Capital Adjustment" shall have the meaning set forth in
Section 2.4.1.

     "Excluded Assets" shall have the meaning set forth in Section 2.1.2.

     "Excluded Liabilities" shall have the meaning set forth in Section 2.2.2.

     "Exhibit," unless specifically provided otherwise, shall mean an Exhibit to this Agreement.

     "FIFRA" shall mean the Federal Insecticide, Fugicide and Rodenticide Act, 7 U.S.C. (S)(S)136 et seq. and any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

     "Final Statement" shall have the meaning set forth in Section 2.4.5.

     "GAAP" shall mean generally accepted accounting principles (in effect in the United States at the time of application thereof) consistently applied.

     "General Warranty Deed" shall mean the General Warranty Deed from Seller to Buyer in form and substance as set forth in Exhibit I.

     "Governmental Body" shall mean any foreign, federal, state, or local entity exercising executive, legislative, judicial, regulatory, or administrative functions of, or pertaining to, government.

     "Governmental Order" shall mean any judgment, injunction, writ, order, ruling, award, or decree of any Governmental Body, including any award in any arbitration proceeding.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

     "Indemnitee" shall have the meaning set forth in Section 6.4.

     "Indemnitor" shall have the meaning set forth in Section 6.4.

     "Intellectual Property" shall mean any intangible personal property related primarily to, used primarily in, held primarily for use in connection with, necessary for the conduct primarily of, or otherwise material primarily to, the Business, including, without limitation, patents, trade names, trademarks, service names, service marks, copyrights, applications and registrations for any of the foregoing, logos, slogans, computer programs, computer software, inventions, know-how, trade secrets, technology, processes, designs, formulas, technical information, confidential information, and other intangible personal property.

     "Inventories" shall have the meaning set forth in Section 2.1.1(D).

     "IRS" shall mean the United States Internal Revenue Service.

     "License Agreement" shall mean the License Agreement between Buyer and Seller in form and substance as set forth in Exhibit G.

     "Lien" shall mean any lien (statutory or otherwise), mortgage, pledge, encumbrance, security interest, claim, charge, easement, encroachment, right of first refusal, option, lease, sublease, license, conditional sale, title retention, reservation, right-of-way, defect in title, covenant, or other restriction or limitation of any kind (including any agreement to give any of the foregoing) other than (i) mechanics', materialmen's, repairmen's, warehousemen's, carriers', and similar liens arising in the Ordinary Course of Business for sums not yet due and payable and (ii) liens for Taxes not yet due and payable or for Taxes that is being contested in good faith through appropriate proceedings and which are properly reserved against on Seller's books in accordance with GAAP.

     "Loss" shall mean any loss, damage, judgment, settlement, assessment, tax, award, cost, expense, claim, liability, fine, penalty, obligation, deficiency, or other charge (whether absolute, contingent, accrued, or otherwise and whether or not resulting from third party claims), and any cost or expense reasonably incurred by an Indemnitee in connection with investigating, defending, or asserting any claim, action, suit, or proceeding relating to any matter indemnified against hereunder or in connection with enforcing the indemnification hereunder (including, without limitation, court filing costs, court costs, arbitration fees and costs, witness fees and costs, and reasonable fees and costs of attorneys, investigators, consultants, accountants, and other professionals) reduced by any insurance proceeds and other recoveries and reimbursements from third parties actually received by such Indemnitee.

     "Material Adverse Change" shall mean any event, occurrence, fact, condition, change, development, or effect that, individually or in the aggregate, is materially adverse to the assets, properties, business, operations, condition (financial or otherwise), or liabilities of the Business, taken as a whole, except for economic conditions affecting the markets or demand for agricultural products, developments affecting the agricultural industry in general, including without limitation weather conditions, legislation, prices of grain and other commodities, administrative policies and availability of credit, and any effect on the Business resulting from the announcement of this Agreement, including without limitation any change or threatened change in relationships with employees, customers or suppliers.

     "Material Agreements" shall have the meaning set forth in Section 4.1.20.

     "Most Recent Fiscal Year End" shall have the meaning set forth in Section 4.1.4.

     "Multiemployer Plan" shall have the meaning set forth in ERISA Section
3(37).

     "Net Cash Flow" shall mean the net income of the Business from March 31, 1999 through the close of business on the Closing Date on an after-tax basis using an assumed income tax rate of 36%, plus all non-cash items taken into account in computing such net income, including depreciation and amortization, plus receipts from the sale after March 31, 1999, of any long-term assets of the Business, less capital expenditures for the Business from March 31, 1999 through the Closing Date. Except as specifically provided in this Agreement, the Net Cash Flow shall be determined in accordance with GAAP, applied on a basis consistent with the Year End Financial Statements and with the Accounting Practices, including a charge for interest on working capital requirements of the business, provided that such interest charge shall be computed only on working capital in excess of $183,239,000 and shall be computed using a rate of six (6) percent. Net Cash Flow shall reflect only normal historical allowances with respect to accounts receivable and inventories, and the provisions of this Agreement used to determine the Closing Balance Sheet shall be ignored.

     "Noncompetition Agreement" shall mean the Noncompetition Agreement between Buyer and Seller in form and substance as set forth in Exhibit E.

     "OSHA" shall mean the Occupational Safety and Health Act, 29 U.S.C. (S)(S) 651 et seq., any amendment thereto, any successor statute, and any regulation promulgated thereunder.

     "Ordinary Course of Business" shall mean the ordinary course of business of the Business consistent with past custom and practice.

     "Party" shall have the meaning set forth in the first paragraph of this Agreement.

     "Permits" shall have the meaning set forth in Section 4.1.9.

     "Permitted Lien" shall mean (1) any easement, right-of-way, reservation of title, covenant, condition or restriction that does not materially interfere with the current use of an Asset in the Business or (2) any encroachment or other matter that would be revealed by a current survey and inspection of an Asset and that does not materially interfere with the current use of such Asset in the Business.

     "Person" shall mean any natural person, partnership, joint venture, corporation, trust, unincorporated organization, Governmental Body, or other entity.

     "Plans" shall have the meaning set forth in Section 4.1.15.2.

     "Preliminary Statement" shall have the meaning set forth in Section 2.4.1.

     "Price Adjustment" shall mean Net Cash Flow minus an amount equal to the interest that would have accrued on Three Hundred Sixty One Million Dollars ($361,000,000) from March 31, 1999, to the earlier of July 31, 1999 or the Closing Date at an interest rate of seven and one half (7-1/2) percent.

     "Property" shall mean any real or personal property, including, without limitation, any land, building, facility, structure, improvement, fixture, equipment, underground storage tank, and other asset owned, controlled, leased, operated, or used by Seller that are relating primarily to, used primarily in, held primarily for use in connection with, necessary for the conduct primarily of, or otherwise material primarily to the Business.

     "Purchase Price" shall have the meaning set forth in Section 2.3.

     "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C.
(S)(S) 6901 et seq., any amendment thereto, any successor statute, and any regulation promulgated thereunder.

     "Receivables" shall have the meaning set forth in Section 2.1.1(J).

     "Release" shall mean the release, spill, emission, leaking, seeping, leaching, pumping, injection, placing, locating, deposit, disposal, discharge, transfer, dispersal, or migration of a Contaminant through, into, on, under, from, or to the Property or any other land, air, soil, surface water, ground water, or indoor or outdoor environment.

     "Remedial Action" shall mean any action to (i) clean up, remove, treat, or in any other way address Contaminants in, on, under, from, or to the Property or any other land, air, soil, surface water, ground water, or indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants, or (iii) investigate, test, monitor, sample, or otherwise determine if a remedial response is needed and to design such a response and postremedial investigation, testing, monitoring, operation, maintenance, and care, all in compliance with the Requirements of Law.

     "Reportable Event" shall have the meaning set forth in ERISA Section 4043.

     "Requirement of Law" shall mean any foreign, federal, state, or local law, rule, regulation, code, ordinance, judgment, injunction, writ, order, award, decree, or other provision enacted, adopted, issued, or promulgated by any Governmental Body, including, without limitation, the Environmental and Safety Requirements and the Governmental Orders.

     "SARA" shall mean the Superfund Amendments and Reauthorization Act of 1986, any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

     "Schedule," unless specifically provided otherwise, shall mean a schedule to this Agreement.

     "Section," unless specifically provided otherwise, shall mean a section of this Agreement.

     "Seller" shall have the meaning set forth above.

     "Seller Ancillary Agreement" shall mean any agreement, instrument, or document being or to be executed and delivered by Seller under this Agreement or in connection herewith.

     "Seller Group Member" shall mean Seller, its Affiliates, and their respective successors and assigns.

     "Selling Corporations" shall have the meaning set forth in Section 4.1.1.

     "Sublease" shall mean the Sublease between Terra Real Estate Corporation and Buyer.

     "Subsidiary" of a corporation shall mean a corporation that is consolidated with such corporation for financial reporting purposes.

     "Supply Agreement" shall mean the Supply Agreement between Buyer and Seller in form and substance as set forth in Exhibit D.

     "Tax" shall mean any federal, state, local, or foreign income, net income, gross receipts, alternative, capital, property, real estate, sales (including, without limitation, bulk sales), use, value added, franchise, ad valorem, transfer, gains, license, excise, customs, duties, documentary, stamp, registration, recording, transfer, conveyance, premium, environmental, employment, unemployment, payroll, social security, disability, worker's compensation, withholding, estimated, and minimum tax, and any other tax, custom, duty, fee, levy, or other governmental assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount thereto.

     "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Total Current Assets" shall mean the amount of Seller's total current assets relating to the Business (excluding the Excluded Assets), determined on a consolidated basis in accordance with GAAP.

     "Total Current Liabilities" shall mean the amount of Seller's total current liabilities relating to the Business (excluding the Excluded Liabilities), determined on a consolidated basis in accordance with GAAP.

     "Transfer Taxes" shall have the meaning set forth in Section 5.4.2.

     "Transferred Employees" shall have the meaning set forth in Section 5.18

     "Transition Services Agreement" shall mean the Transition Services Agreement between Buyer and Seller.

     "Transportation Agreement" shall mean the Transportation Services Agreement between Terra Express Inc. and Buyer in the form and substance set forth in Exhibit L.

     "TSCA" shall mean the Toxic Substances Control Act, 15 U.S.C. (S)(S)2601-2671, and any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

     "Unaudited Financial Statements" shall have the meaning set forth in
Section 4.1.4.

     "Waste or Contamination Site" shall mean any site or location, wherever located (including, without limitation, any well, pit, pond, lagoon, impoundment, ditch, trench, drain, landfill, warehouse, and waste storage container), where Contaminants used at or generated by Seller in the operation of the Business shall have been deposited, stored, treated, reclaimed, disposed of, placed, or otherwise come to be located.

     "Working Capital Adjustment" shall mean the amount (which may be a positive or negative number) equal to (i) Total Current Assets on the Final Statement less Total Current Liabilities on the Final Statement, minus (ii) the sum of (A) $183,239,000 and (B) the loss in fair market value (as mutually agreed to by the Parties or if they cannot agree by independent appraisal) of any physical property of the Business resulting from damage, destruction, or theft after December 31, 1998 and on or prior to the Closing Date.

     "Year 2000 Compliant" shall mean the ability to provide the following functions: (i) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates; (ii) function accurately in accordance with all requirements of its specifications and without interruption before, during and after January 1, 2000, without any change of operations associated with the advent of the new century; (iii) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) Store and provide output of date information in ways that are unambiguous as to century.

     "Year End Balance Sheet" shall have the meaning set forth in Section 4.1.4.

     "Year End Financial Statements" shall have the meaning set forth in Section 4.1.4.

                                   ARTICLE 2
                              SALE AND PURCHASE

     2.1.  Assets.
           ------

          2.1.1. Included Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall (and shall cause its Affiliates to) sell, assign, and transfer to Buyer, and Buyer shall purchase and acquire from Seller and such Affiliates, all of Seller's and Affiliates' right, title, and interest in and to the properties, assets, and rights of every nature, kind, and description, tangible and intangible, whether real, personal, or mixed, whether accrued, contingent, or otherwise, whether now existing or hereinafter acquired, and wherever located (other than the Excluded Assets), relating primarily to, used primarily in, held primarily for use in connection with, necessary for the conduct primarily of, or otherwise primarily material to the Business, as the same may exist at the close of business on the Closing Date (collectively, the "Assets"), including, without limitation, all items in the following categories:

          (A) Owned Real Property. All real property owned by Seller and its Affiliates and used primarily in connection with the conduct of the Business, including all buildings, structures, improvements, fixtures, systems, equipment, and items of property currently or hereafter located thereon and attached or appurtenant thereto, together with all easements and rights appurtenant to such real property and together with real property owned by Seller and its Affiliates that is located on leased real property and used primarily in connection with the conduct of the Business, including the real property listed on Schedule 4.1.6.

          (B) Owned Personal Property. All equipment, machinery, furniture, furnishings, leasehold improvements, vehicles, computers, and other personal property owned by Seller and its Affiliates and used primarily in connection with the conduct of the Business.

          (C) Leases. All rights of Seller and its Affiliates under currently existing real property leases, subleases, licenses, or use or occupancy agreements, in each case that relate primarily to the conduct of the Business, including those listed on Schedule 4.1.6, and all personal property leases, licenses, and use agreements, in each case that relate primarily to the conduct of the Business, including those listed on Schedule 4.1.7.

          (D) Inventories; Purchase and Supply Agreements. All inventories relating primarily to the Business, including, without limitation, raw materials, labels, packaging, ingredients, supplies, work-in-process, parts, and finished goods (collectively, the "Inventories"), and all purchase orders and supply agreements for the purchase of items similar to the Inventories ordered by Seller or its Affiliates in the Ordinary Course of Business prior to the Closing Date.

          (E) Specifications. All patterns, blueprints, forms, dies, chemical formulations, raw material specifications, manufacturing specifications, quality assurance specifications, and similar items, in each case that relate primarily to the Business.

          (F) Intellectual Property. All Intellectual Property and all rights thereunder or in respect thereof, relating primarily to the Business including, without limitation, rights to sue for and remedies against past, present, and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide, and all tangible embodiments thereof, all of which are listed on Schedule 4.1.16.

          (G) Products Sold and Customer Orders. All rights of Seller and its Affiliates in and to products sold or leased (including, without limitation, products hereafter returned or repossessed and rights of rescission, replevin, reclamation, and stoppage in transit) in connection with the conduct of the Business and all rights of Seller and its Affiliates under all unfilled customer agreements, arrangements, or purchase or sales orders received and accepted by Seller and its Affiliates in each case in the Ordinary Course of Business prior to the Closing Date.

          (H) Agreements and Arrangements. All rights of Seller and its Affiliates under all licenses, agreements, and arrangements relating primarily to the Business, including those listed on Schedule 4.1.12.

          (I) Books and Records. All books, records, and other documents and information relating primarily to the Assets or the Business, (excluding accounting and tax books and records) including, without limitation, all customer, supplier, prospect, dealer, and distributor lists; advertising and sales literature; price lists; inventory records; purchase orders and invoices; sales orders and related records; customer records; commission records; employee payroll and personnel records; product data; material safety data sheets; product demonstrations, quotes, and bids; catalogues and brochures; correspondence; research and development files; and litigation files (excluding litigation files for litigation not assumed by Buyer), in each case that relate primarily to the Business.

          (J) Accounts and Notes Receivable. All accounts receivable and notes receivable and all notes, bonds, and other evidences of indebtedness of, and rights to receive payments from, any Person (other than accounts receivable, notes receivable or notes, bonds, or other evidence of indebtedness of, or right to receive payment from, any Person who had an account balance that was 90 days or more past due at the close of business on December 31, 1998, or against whom a collection action has been commenced) held by Seller or its Affiliates that relate primarily to the conduct of the Business (collectively, the "Receivables").

          (K) Telephone Listings. Current telephone listings and the right to use the telephone numbers currently being used at all locations of the Business, including, without limitation, regional offices and other offices, plants, warehouses, and distribution facilities of the Business (excluding the headquarters of Seller).

          (L) Permits. All Permits related primarily to the conduct of the Business, including all applications therefor, including those listed on
Schedule 4.1.9.

          (M) Prepaids. All credits, prepaid expenses, deferred charges, advance payments, security deposits, and other prepaid items, in each case that relate primarily to the conduct of the Business.

          (N) Goodwill. Goodwill, all related tangibles and intangibles, and all rights to continue to use the Assets in the conduct of the Business.

          (O) Causes of Action. All rights to causes of action, lawsuits, judgments, claims, and demands of any nature available to, or being pursued by, Seller or its Affiliates with respect to the Assets or the Business (excluding the Excluded Assets and the Excluded Liabilities), whether arising by way of initial claim, counterclaim, or otherwise.

          (P) Guarantees. All guarantees, warranties, indemnities, letters of credit, surety bonds, escrows, and similar rights in favor of Seller or its Affiliates with respect to the Assets or the Business.

          (Q) Delta Data Systems. The stock of Delta Data Systems, Inc., Ag Venture LLC, Omnium, LLC and the Canadian joint venture corporations.

Seller agrees to pay off all capital leases pertaining to the Business prior to, or promptly after, the Closing and obtain title to the property covered thereby, which property shall constitute Assets.

          2.1.2 Excluded Assets. Seller and its Affiliates shall retain and not sell, transfer, or assign to Buyer, and Buyer shall not purchase or acquire from Seller or any Affiliate, any of the assets of the Business listed below, as the same may exist as of the close of business on the Closing Date (the "Excluded Assets"), and such assets are specifically excluded from the Assets:

          (A)  All cash and cash equivalents;

          (B) The trademark and tradenames that in any way include the name "Terra" and the "Crop Row Design" logo;

          (C) Stock of Terra Mexico and any Subsidiary of Seller (other than the Canadian joint venture corporations, Delta Data Systems, Inc., Ag Venture LLC and Omnium, LLC);

          (D)  Tax refunds;

          (E) Seller's nitrogen and methanol manufacturing business;

          (F) All accounts receivable and notes receivable and all notes, bonds, and other evidences of indebtedness of, and rights to receive payments from, any Person who had an account balance that was 90 days or more past due at the close of business on December 31, 1998, or against whom a collection action has been commenced;

          (G) Property listed on Schedule 2.1.2;

          (H) Accounting and tax books and records and minute books and stock transfer books;

          (I) Assets other than those relating primarily to, used primarily in, held primarily for use in connection with, necessary for the conduct primarily of, or otherwise primarily material to the Business; and

          (J)  Terra Center.

     2.2.  Liabilities.
           -----------

          2.2.1. Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing Buyer shall assume and agree to pay, honor, perform, and discharge in accordance with their respective terms when due all of the following liabilities as the same may exist at the close of business on the Closing Date (collectively, the "Assumed Liabilities"):

          (A) Liabilities to the extent relating to the Assets or the Business that are reflected on the Final Statement;

          (B) Liabilities, obligations, and commitments (i) under the leases included in the Assets, (ii) arising after the Closing Date out of the licenses, agreements, and arrangements included in the Assets described in Section 2.1.1(H), (iii) under the agreements, arrangements, and orders described in Sections 2.1.1(D) and 2.1.1(G), or (iv) listed on Schedule 2.2.1(B); except, in each case, for liabilities, obligations, and commitments for any breach thereof occurring prior to the close of business on the Closing Date (other than a breach arising because of the consummation of this Agreement and the existence of which has not been intentionally misrepresented in this Agreement and the Schedules);

          (C) Liabilities, obligations, and commitments in respect of Transferred Employees to the extent specifically assumed by Buyer pursuant to
Section 5.18; and

          (D) Liabilities, obligations, and commitments of Seller or its Affiliates arising (whether before, at or after Closing) out of any Environmental and Safety Requirement to the extent relating to the Assets or arising out of the operation of the Business.

          2.2.2. Excluded Liabilities. Other than the Assumed Liabilities as specifically set forth in Section 2.2.1 and regardless of any disclosure by Seller or any other Person to Buyer, Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liability, obligation, or commitment of Seller or its Affiliates of any nature, whether known or unknown, absolute, accrued, contingent, or otherwise, and whether due or to become due, and whether or not related to the Business including but not limited to, long-term debt (including any current portion thereof), Taxes (other than real estate taxes appearing on the Final Statement), counterclaims asserted in Buyer's collection of Receivables, and intercompany agreements between Seller (or its Affiliates) and its Affiliates. Seller shall be responsible for all liabilities, obligations, and commitments relating to or arising out of the Business or the Assets other than the Assumed Liabilities (the "Excluded Liabilities").

     2.3. Purchase Price. Subject to the terms and conditions set forth in this Agreement, Buyer agrees to pay to Seller an aggregate of Three Hundred Sixty One Million Dollars ($361,000,000), plus the Working Capital Adjustment as determined in accordance with Section

2.4 minus the Price Adjustment (the "Purchase Price"). At the Closing, Buyer shall pay Three Hundred Sixty One Million Dollars ($361,000,000), plus the Estimated Working Capital Adjustment minus the Estimated Price Adjustment as determined in accordance with Section 2.4, in immediately available funds to the bank account designated in writing by Seller (Seller shall designate in writing such bank account at least two (2) Business Days prior to the Closing).

     2.4. Working Capital Adjustment.
          ---------------------------

          2.4.1. Preliminary Statement. Not less than five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer at Seller's expense a detailed balance sheet and statement of Net Cash Flow (the "Preliminary Statement") executed on behalf of Seller by its chief financial officer, dated the date of its delivery, stating that there has been conducted under the supervision of such chief financial officer a review of all relevant information and data then available and setting forth Seller's best estimate of the balance sheet of the Business (reflecting the Assets and the Assumed Liabilities that would appear on the face of a balance sheet) and the Net Cash Flow as of the close of business on the Closing Date. The Preliminary Statement shall also set forth Seller's best estimate of the Working Capital Adjustment ("Estimated Working Capital Adjustment") and the Price Adjustment ("Estimated Price Adjustment") which such officer anticipates will be reflected on the Final Statement. Such determination of Estimated Working Capital Adjustment and the Estimated Price Adjustment shall be subject to the reasonable approval of Buyer.

          2.4.2. Closing Statement. Within forty-five (45) days after the later of the Closing Date or August 31, 1999, Seller shall prepare and deliver to Buyer (i) a detailed balance sheet of the Business (reflecting the Assets and the Assumed Liabilities that would appear on the face of a balance sheet) as of the close of business on the Closing Date (the "Closing Balance Sheet"), including a calculation of actual Working Capital Adjustment and (ii) a detailed statement of Net Cash Flow ("Closing Cash Flow Statement"), including a calculation of the actual Price Adjustment. For purposes of the Closing Balance Sheet, (i) Inventories shall be valued taking into account the physical count as provided in Section 2.4.3, (ii) a reserve with respect to all Receivables equal to 0.4% of sales of the Business after December 31, 1998 through the Closing Date shall be established in lieu of all other reserves, and (iii) all Inventories that do not meet the standards set forth in clauses (A), (B) or (C) of Section 4.1.18 will be valued at their net realizable value after giving effect to applicable reserves as mutually agreed to by the Parties. The Closing Balance Sheet shall include any vacation time or vacation pay attributable to services rendered on or prior to the Closing Date and severance pay, if any (other than any obligation for severance for which Buyer has agreed to reimburse Seller pursuant to Section 5.18) to the extent relating to the termination of any Employee's employment prior to the Closing Date and shall pro rate lease obligations and real estate taxes payable in 1999 to the close of business on the Closing Date. Buyer shall assist Seller at no charge in the preparation of the Closing Balance Sheet and Closing Cash Flow Statement by taking such actions as Seller may reasonably request in connection with Seller's preparation thereof.

          2.4.3 GAAP. Except as specifically provided in this Agreement, the Preliminary Statement, the Closing Balance Sheet, the Closing Cash Flow Statement, the Estimated Working Capital Adjustment, Working Capital Adjustment, the Estimated Price Adjustment and the Price Adjustment shall be prepared in accordance with GAAP, applied on a basis consistent with the Year End Financial Statements and with the Accounting Practices. A physical count of the Inventories shall be taken as soon as practicable after the Closing Date, but unless otherwise agreed by the Parties not earlier than August 31, 1999, which physical count shall be performed by Buyer, at Buyer's expense, and may be observed by Seller. The Closing Balance Sheet shall include an allowance sufficient to reconcile Inventories as of the Closing Date to such physical count. Upon Buyer's request, Seller shall make available to Buyer and its accountants and other representatives the work papers and back-up materials used in preparing all documents required by this Section 2.4.

          2.4.4. Audit. As promptly as reasonably practicable (but not later than sixty (60) days after receipt of the Closing Balance Sheet and the Closing Cash Flow Statement), Seller shall cause Seller's regular accounting firm (the "Accounting Firm"), to conduct a special audit of the Closing Balance Sheet and to perform agreed-to procedures reasonably specified by Buyer with respect to the Closing Cash Flow Statement. Buyer shall assist Seller in connection with the special audit by taking such actions as Seller may reasonably request in connection therewith. The cost and expense of such special audit and agreed-to procedures shall be borne by Buyer. Upon Buyer's request, Seller shall cause the Accounting Firm to make available to Buyer and its accountants and other representatives the work papers and back-up materials used in the preparation of the special audit and agreed-to procedures. Upon completion of such audit (but not later than sixty (60) days after receipt of the Closing Balance Sheet), the Accounting Firm shall deliver written notice to Buyer and Seller setting forth:

          (A) a summary of all proposed adjustments necessary to permit the Accounting Firm to deliver the hereinafter described audit report;

          (B) a draft audit report stating (without qualification) that in its opinion the Closing Balance Sheet (after giving effect to the adjustments referred to in clause (A) immediately above) as audited by the Accounting Firm has been prepared in accordance with GAAP, applied on a basis consistent with the Year End Financial Statements, the Accounting Practices, and the practices specifically provided in this Agreement (the "Draft Audited Closing Balance Sheet"); and

          (C) the results of the agreed-to procedures.

Promptly following receipt of the Draft Audited Closing Balance Sheet, each Party shall review the same and the Closing Cash Flow Statement and, within thirty (30) days after the receipt of the Draft Audited Closing Balance Sheet, may deliver to the other Party a certificate signed by its chief financial officer setting forth its objections to the Draft Audited Closing Balance Sheet and the Closing Cash Flow Statement, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections. In the event neither Party so objects within such 30-day period, the Draft Audited Closing Balance Sheet and the Closing Cash Flow Statement shall be final and binding for purposes of this Agreement (and the Accounting Firm shall promptly deliver the Audited Closing Balance Sheet ("Audited Closing

Balance Sheet")) but shall not limit the representations, warranties, covenants, and agreements of the Parties set forth elsewhere in this Agreement. If either Party objects and the Parties cannot resolve such objections within thirty (30) days of receipt of such list of objections, all remaining disputes shall be resolved by a nationally recognized independent accounting firm which has not acted as Buyer's or Seller's regular accounting firms (the "Additional Accounting Firm"), which Additional Accounting Firm shall be selected jointly by Buyer and Seller within ten (10) days of the end of the 30-day period for resolving objections. The Additional Accounting Firm shall be instructed to resolve such disputes within thirty (30) days. The resolution of disputes by the Additional Accounting Firm so selected shall be set forth in writing and shall be conclusive and binding upon all Parties, and the Draft Audited Closing Balance Sheet and the Closing Cash Flow Statement as so resolved by the Additional Accounting Firm shall become final and binding upon the date of such resolution (and the Accounting Firm shall promptly deliver the Audited Closing Balance Sheet ("Audited Closing Balance Sheet")). The fees and expenses of the Additional Accounting Firm shall be paid by Buyer, if the disputes are resolved in favor of Seller, or by Seller, if the disputes are resolved in favor of Buyer, or, if such disputes are resolved partly in favor of Buyer and partly in favor of Seller, in such amount by Buyer and Seller as shall be determined by the Additional Accounting Firm on a basis intended to reflect the relative success of Buyer, on the one hand, and Seller, on the other, with respect to the resolution of all such disputes.

          2.4.5. Final Statement. Within five (5) Business Days after the Audited Closing Balance Sheet and the Closing Cash Flow Statement become final and binding (the "Final Statement"), whether because the Parties have no objections, or because the Parties have resolved their objections, or because the Additional Accounting Firm has resolved the disputes, (A) if Working Capital Adjustment minus Price Adjustment as determined in the Final Statement is greater than Estimated Working Capital Adjustment minus Estimated Price Adjustment as determined in the Preliminary Statement, Buyer shall pay such excess, plus interest at the Agreed Rate on such excess from the Closing Date to the date of payment thereof, to Seller by wire transfer in immediately available funds to the bank account designated in writing by Seller (Seller shall designate in writing such bank account within three (3) Business Days after the Audited Closing Balance Sheet becomes final and binding), or (B) if Estimated Working Capital Adjustment minus Estimated Price Adjustment as determined in the Preliminary Statement is greater than Working Capital Adjustment minus Price Adjustment as determined in the Final Statement, Seller shall pay such excess plus interest at the Agreed Rate on such excess from the Closing Date to the date of payment thereof, to Buyer by wire transfer in immediately available funds to the bank account designated in writing by Buyer (Buyer shall designate in writing such bank accounts within three (3) Business Days after the Audited Closing Balance Sheet becomes final and binding). The adjustment provided in this Section 2.4 shall not preclude any remedy provided herein for any breach of any representation, warranty, or covenant, and the remedy provided in this Agreement for any breach of any representation, warranty, or covenant shall not preclude the adjustment provided in this Section 2.4; provided, however, that there shall be no double recovery.

     2.5. Allocation of Purchase Price. Seller and Buyer shall allocate the Purchase Price (as adjusted in accordance with Section 2.4) and the Assumed Liabilities for tax purposes in accordance with an allocation schedule to be reasonably prepared by Buyer and reasonably agreed to by Seller, including for purposes of the payment of deed and similar taxes on all real property. Such allocation schedule shall be prepared in accordance with Section 1060 of the Code (or the Canadian equivalent as the circumstances require) and may be based on independent appraisers chosen by Buyer. In connection with the determination of the foregoing appraisals and allocation schedule, Seller and Buyer shall cooperate with each other and provide such information as the other party reasonably may request. Seller and Buyer each shall report the federal, state, local, provincial, and other Tax consequences of the purchase and sale contemplated herein (including the filing of IRS Form 8594) in a manner consistent with the allocation schedule.

     2.6. Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any agreement, contract, lease, Permit, or other arrangement or instrument or any interest arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without any required Consent would constitute a breach or violation thereof or affect adversely the material rights of Buyer or Seller thereunder, and any transfer or assignment to Buyer by Seller of any interest under any such agreement, contract, lease, Permit, arrangement, or instrument that requires any Consent shall be made subject to such Consent. In the event any such Consent is not obtained on or prior to the Closing Date, Seller and Buyer shall continue to use reasonable efforts to obtain any such Consent after the Closing Date until such time as such Consent has been obtained, and Seller shall cooperate with Buyer in any lawful and economically feasible arrangement (including, without limitation, performance by Seller as agent of Buyer) to provide that Buyer shall receive the benefit of Seller under any such agreement, contract, lease, Permit, arrangement, or instrument provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such interest to the extent Buyer would have been responsible therefor hereunder if such Consent had been obtained. Without limiting the provisions of Section 3.1 or 3.2, nothing in this
Section 2.6 shall be deemed a waiver by Buyer of its rights to have received on or before the Closing an assignment and transfer of all of the Assets nor shall this Section 2.6 be deemed to constitute an agreement to exclude from the Assets any of the properties, assets, or rights described in Section 2.1.1.

     2.7. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dorsey & Whitney LLP, at 10:00 a.m. local time on the last day of the calendar month in which the waiting period under the HSR Act has expired (or the next Business Day thereafter if such last day is not a Business Day), or such other date and place as may be agreed upon by Buyer and Seller following the satisfaction or waiver of all conditions to the obligations of Buyer and Seller to consummate the transactions contemplated hereby (other than conditions with respect to actions that Buyer and Seller will take at the Closing itself). The date in which the Closing occurs is referred to hereinafter as the "Closing Date."

     2.8. Joint Property. The provisions of this Article 2 are not intended to cause any property to be subdivided or jointly owned, and the Parties agree to resolve in good faith any consequence following from the literal application of this Article 2 having that effect. If any property leased or licensed from a third party is not used exclusively in the Business or is leased or licensed pursuant to an arrangement not exclusive to the Business, the Parties shall use their best efforts to subdivide such arrangement, and if a subdivision cannot be accomplished, Seller shall sublease or sublicense to Buyer, on mutually agreeable terms, only that property used primarily in the Business or Seller shall assign such arrangement to Buyer and Buyer shall sublease or sublicense to Seller, on mutually agreeable terms, that property not used primarily in the Business. With respect to the occupancy by the Business of a portion of Terra Center, Buyer shall sublease pursuant to the Sublease the portion of the premises used directly in the Business along with appropriate access rights.

     2.9 Certain Liens. Seller is obligated on certain long-term indebtedness which is secured by a Lien on certain properties shown on Schedule 2.9 ("Schedule 2.9 Properties") and which is not prepayable. Notwithstanding any other provisions of this Agreement, the Liens on the Schedule 2.9 Properties will remain unsatisfied after the Closing. Seller agrees that it will pay such indebtedness in accordance with its terms. Seller agrees to obtain a satisfaction in recordable form of each such Lien upon final payment of the indebtedness secured thereby.

                                   ARTICLE 3
                                  CONDITIONS

     3.1. General Conditions. Each Party's obligations to consummate the transactions to be performed by it in connection with the Closing shall be subject to the satisfaction on or before the Closing Date of each of the following conditions, any one or more of which may be waived by such Party:

          3.1.1. Representations, Warranties, and Covenants. Each representation and warranty made by the other Party in Article 4 of this Agreement shall be true and correct in all respects (in the case of representations and warranties containing any materiality qualification) or in all material respects (in the case of representations and warranties without any materiality qualification) at and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except for representations and warranties expressly limited to a different specified date and except for developments occurring after the date hereof consistent with the terms of this Agreement. The other Party shall have performed and complied in all material respects with all obligations and covenants that this Agreement requires the other Party to perform or comply with on or before the Closing Date. Such Party shall have received a certificate executed on behalf of the other Party by an authorized officer of the other Party, dated as of the Closing Date, certifying to the fulfillment of the foregoing condition.

          3.1.2. Legality. No change shall have occurred in any Requirement of Law, and no Governmental Order shall have been issued, that prohibits the performance of such Party's obligations under this Agreement or that makes consummation of the transactions contemplated hereby illegal.

          3.1.3. Governmental Approval. All material Consents required by any Governmental Body or any Requirement of Law for the execution, delivery, and performance of this Agreement shall have been made or received, and all waiting periods (and extensions thereof) required by any Governmental Body or any Requirement of Law for the execution, delivery, and performance of this Agreement shall have expired or been terminated.

          3.1.4. Deliveries. Without expanding the requirements of Section 3.2.7, the other Party shall have delivered to such Party all documents, instruments, and materials as may be reasonably required in order to effectuate the intent and purposes of this Agreement, and all such documents, instruments, and materials shall be reasonably satisfactory in form and substance to counsel for such Party.

     3.2. Buyer's Conditions. Buyer's obligations to consummate the transactions to be performed by it in connection with the Closing shall be subject to the satisfaction on or before the Closing Date of each of the following conditions, any one or more of which may be waived by Buyer.

          3.2.1. No Material Adverse Change. Except as described on Schedule 3.2.1, from the Balance Sheet Date to the Closing Date, there shall not have been (A) any Material Adverse Change or (B) any material physical damage or loss to the Assets, taken as a whole, by fire, flood, casualty, act of God, act of the public enemy, or any other cause, regardless of insurance coverage for such damage or loss. Buyer shall have received a certificate executed on behalf of Seller by an authorized officer of Seller, dated as of the Closing Date, certifying to the fulfillment of the foregoing condition.

          3.2.2. Charter; Good Standing Certificates. Buyer shall have received from Seller, Terra International, and Terra Canada copies of the charter documents, certified by the appropriate official, a long form certificate from the appropriate official to the effect that it is in good standing or subsisting and the bylaws, certified by the Secretary, of Seller, Terra International and Terra Canada, respectively.

          3.2.3. Opinion Letters. Buyer shall have received opinions, addressed to it and dated the Closing Date, from Piper & Marbury LLP, Sidley & Austin and George H. Valentine, counsel to Seller, substantially in form and substance as set forth in Exhibit B.

          3.2.4. Corporate Action and Documents. Seller shall have taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, each Seller Ancillary Agreement, and the transactions contemplated hereby and thereby, and Seller shall have provided Buyer with (A) certified copies of all corporate resolutions or authorizations necessary for the execution, delivery, and performance of this Agreement and each Seller Ancillary Agreement, and (B) a certificate of the Secretary of Seller certifying to the incumbency and signature of the respective officers of Seller executing this Agreement, any Seller Ancillary Agreement, and any other document, instrument, or material contemplated hereby or thereby.

          3.2.5. Transfer of Permits. Seller shall have received the Consents of the appropriate Governmental Bodies for the transfer to Buyer of the Permits required to be obtained prior to the Closing, and which are listed on Schedule 3.2.5.

          3.2.6. Seller Ancillary Agreements. Seller (and/or its Affiliates) shall have entered into the Supply Agreement, Noncompetition Agreement, Transition Services Agreement, License Agreement, and Sublease.

          3.2.7. Transfer Documents. At the Closing, Seller shall have delivered to Buyer documents, instruments, and materials reasonably satisfactory to Buyer necessary to transfer to Buyer the Assets and the Business, some of which will not necessarily be in recordable form and in addition shall deliver:

          A. The Bill of Sale, Assignment, and Assumption Agreement, dated as of the Closing Date, with respect to the Assets.

          B. General Warranty Deeds, dated as of the Closing Date, with respect to substantially all parcels of owned real property, together with any necessary transfer declarations or other filings.

          C. Assignment of Leases, dated as of the Closing Date, with respect to substantially all leases of real property included in the Assets.

          D. Powers of attorney authorizing Buyer or its designees to transfer title for all owned Assets represented by certificates of title (or similar title documents), such as motor vehicles.

          3.2.10. FIRPTA Certificates. Buyer shall have received from Seller a certificate, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address, and federal tax identification number of Seller and stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations under the Code.

     3.3. Seller's Conditions. Seller's obligations to consummate the transactions to be performed by it in connection with the Closing shall be subject to the satisfaction on or before the Closing Date of each of the following conditions, any one or more of which may be waived by Seller:

          3.3.1. Good Standing Certificates. Seller shall have received from Buyer copies of the Articles of Incorporation of Buyer, certified by the Minnesota Secretary of State, a long form certificate from the Minnesota Secretary of State to the effect that it is in good standing or subsisting, and the bylaws, certified by the Secretary of Buyer.

          3.3.2. Opinion Letter. Seller shall have received an opinion, addressed to it and dated the Closing Date, from Dorsey & Whitney LLP, counsel to Buyer, substantially in form and substance as set forth in Exhibit C.

          3.3.3. Corporate Action and Documents. Buyer shall have taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, each Buyer Ancillary Agreement, and the transactions contemplated hereby and thereby, and Buyer shall have provided Seller with (A) certified copies of all corporate resolutions or authorizations necessary for the execution, delivery, and performance of this Agreement and each Buyer Ancillary Agreement, and (B) a certificate of the Secretary of Buyer certifying to the incumbency and signature of the officers of Buyer executing this Agreement, any Buyer Ancillary Agreement, and any other document, instrument, or material contemplated hereby or thereby.

             3.3.4. Buyer Ancillary Agreements. Buyer or its Affiliates shall have entered into the Supply Agreement, Transportation Agreement, Transition Services Agreement, and Bill of Sale, Assignment, Assumption Agreement, and Sublease.

             3.3.5. Credit Agreements. Seller shall have obtained consents under, or otherwise amended, the Credit Agreements so that the consummation of this Agreement does not cause a default thereunder.

                                   ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES

     4.1. Seller's Representations. Seller represents and warrants to Buyer as follows as of the date of this Agreement through the Closing Date:

             4.1.1. Organization. Seller, Terra International and Terra Canada (together "Selling Corporations") are corporations duly organized, validly existing, and in good standing under the laws of their jurisdiction of incorporation. Each Selling Corporation has the corporate power and authority to carry on its business, including the Business, as now being conducted and to own or lease and to operate its assets as and in the places where such business is conducted and such assets are owned, leased, or operated. Seller has delivered to Buyer, prior to the date of this Agreement, complete and correct copies of the certificate of incorporation, bylaws, and other organizational documents of each Selling Corporation, in each case as amended and as currently in effect. No Selling Corporation is in violation of any provision of its certificate of incorporation, bylaws, or other organizational documents.

             4.1.2. Authority. Seller has the corporate power and authority to execute and deliver this Agreement and each of the Seller Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and each of the Seller Ancillary Agreements by Seller have been duly authorized and approved by Seller's board of directors and do not require any other Consent of Seller or its stockholders. The performance of this Agreement by Terra International has been duly authorized and approved by its board of directors and its sole stockholder and does not require any other consent of such corporation or stockholder. Except for the authorization and approval of its board of directors and its sole stockholder (which authorization and approval will be obtained before the Closing), the performance of this Agreement by Terra Canada does not require any other consent of such corporation or stockholder. Seller has duly executed and delivered this Agreement and on the Closing Date Seller will have duly executed and delivered each of the Seller Ancillary Agreements. This Agreement is, and each of the Seller Ancillary Agreements upon execution and delivery by Seller will be, the legal, valid, and binding obligation of Seller enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditors' rights or general principles of equity.

             4.1.3. No Conflict. Except as set forth in Schedule 4.1.3, none of the execution, delivery, and performance of this Agreement or any Seller Ancillary Agreement by Seller, nor the consummation of the transactions contemplated hereby or thereby, will (with or without the giving of notice or the lapse of time or both) (A) violate, conflict with, result in a breach of, constitute a default, an event of default, or an event creating rights of acceleration, termination, cancellation, or payment or a loss of rights under, or result in the creation or imposition of any Lien upon any of the Assets under (i) the certificates of incorporation or bylaws of Seller or any Subsidiary; (ii) any of the Material Agreements; (iii) any Permit which individually or in the aggregate is material to the Business taken as a whole;
(iv) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit, or other authorization, right, restriction, or obligation to which Seller is a party or any of the Assets is subject or by which Seller is bound; (v) any of the Plans; (vi) any material Governmental Order to which Seller is a party or any of the Assets is subject or by which Seller is bound; or (vii) any material Requirement of Law (other than described in clause (iii)), affecting Seller or the Assets; or (B) require any Consent of any Person other than Consents required pursuant to leases, contracts and similar obligations that are part of the Assets or Consents the failure of which to obtain will not materially adversely affect the Seller or the operation of the Business taken as a whole.

             4.1.4.  Financial Statements.
                     --------------------

                     4.1.4.1. Seller has delivered to Buyer, prior to the date of this Agreement, complete and correct copies of unaudited consolidated financial statements (including balance sheets (such balance sheet as of December 31, 1998 being referred to herein as the "Year End Balance Sheet"), statements of income and cash flow, and notes thereto) of the Business as of and for the years ended December 31, 1997, and December 31, 1998 ("Most Recent Fiscal Year End"), (the "Year End Financial Statements"). The Year End Financial Statements (including the notes thereto) are complete and correct and were prepared in accordance with GAAP, on a consistent basis throughout the periods covered thereby and consistent with the Accounting Practices, and, together with the notes thereto, present fairly the consolidated assets, liabilities, and financial position of the Business at the indicated dates and the results of operations and cash flows of the Business for the periods indicated. Other than the accounts receivable described in Section 2.1.2(F) and any other Excluded Assets (including the interest in Royster-Clark Inc.) and other than the Excluded Liabilities, the balance sheets included in the Year End Financial Statements do not include any material asset or liability not intended to constitute the Business or the Assets after giving effect to the transactions contemplated hereby. Other than the accounts receivable described in Section 2.1.2(F) and any other Excluded Assets (including the interest in Royster-Clark Inc.), the statements of income and cash flow included in the Year End Financial Statements do not reflect the operations of any entity or business not intended to constitute the Business after giving effect to the transactions contemplated hereby and reflect all costs that historically have been incurred by the Business (other than the Excluded Liabilities).

                     4.1.4.2. Seller has delivered to Buyer, prior to the date of this Agreement, a complete and correct copy of the unaudited consolidated and consolidating balance sheet (the "Balance Sheet") of the Business as of March 31, 1999 (the "Balance Sheet Date") and the related consolidated and consolidating statements of income and cash flow of the Business as of and for the period then ended (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements were prepared in accordance with GAAP, applied on a basis consistent with the Year End Financial Statements and the Accounting Practices, subject to normal year-end adjustments. The Unaudited Financial Statements fairly present the financial position of the Business at the indicated date and the results of operations of the Business for the indicated periods. Other than the accounts receivable described in Section 2.1.2(F) and any other Excluded Assets (including the interest in Royster-Clark Inc.) and other than the Excluded Liabilities, the Balance Sheet does not include any material asset or liability not intended to constitute the Business or the Assets after giving effect to the transactions contemplated hereby. Other than the accounts receivable described in Section 2.1.2(F) and any other Excluded Assets (including the interest in Royster-Clark Inc.), the statements of income and cash flow included in the Unaudited Financial Statements do not reflect the operations of any entity or business not intended to constitute the Business after giving effect to the transactions contemplated hereby and reflect all costs that historically have been incurred by the Business (other than the Excluded Liabilities).

             4.1.5. Absence of Undisclosed Liabilities. Except as set forth in
Schedule 4.1.5, as of date of this Agreement, to the best knowledge of Seller, Seller is not subject to any liabilities of any nature, whether known or unknown, absolute, contingent, accrued, or otherwise, and due or to become due, arising out of or relating to the Business or the Assets, which liabilities are not shown or which are in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities that are (A) of the same nature as those set forth in the Balance Sheet and reasonably incurred in the Ordinary Course of Business after the Balance Sheet Date, and (B) individually and in the aggregate are not material to the Business and have not had or resulted in, and will not have or result in, a Material Adverse Change.

             4.1.6.  Real Property.
                     -------------

                     4.1.6.1. Schedule 4.1.6 lists all real property owned by Seller and used primarily in, held primarily for use in connection with, necessary for the conduct of, or otherwise material primarily to the Business. Except for Permitted Liens and except as set forth in Schedule 4.1.6 showing the name of the tenant, date of lease, annual rental, and expiration date, there are no leases, subleases, licenses, or other rights of use, occupancy, or purchase affecting such owned real property. Seller also has made available Buyer, prior to the date of this Agreement, complete and correct copies of all options held by Seller to acquire any real property not owned by Seller.

                     4.1.6.2. Schedule 4.1.6 lists all real property leases, subleases, licenses, or other use or occupancy agreements, whether written or oral (showing the name of the landlord, location, date of lease, annual rental, expiration date, renewal and purchase options) pursuant to which Seller is the lessee, sublessee, licensee, user, or occupant which relates primarily to the operations of the Business other than minor seasonal storage leases with a duration of less than eight months. Except as described in Schedule 4.1.6, Seller has the right to use, occupy, and peacefully enjoy all such leased real property for the full term of each such lease, sublease, license, or use or occupancy agreement (and any renewal option related thereto).

                     4.1.6.3. Each of the real property listed in Schedule 4.1.6, whether owned, leased, licensed, used, or occupied by Seller, has adequate ingress and egress for the operation of the Business as currently conducted and has all utilities and services necessary for the operation of the real property as presently operated; all such utilities and services are available to the real property through public rights-of-way or appurtenant private easements. No such real property, or the operation or use thereof, violates any material covenant, condition, restriction, or easement or any instrument of record or other material agreement, encroaches in any material respect on any property owned by any Person, or violates any material Requirement of Law, and Seller has not received any notice of any such violation or encroachment. There is no pending or, to the best knowledge of Seller, anticipated change in any Requirement of Law relating to in the ownership, lease, use, occupancy, or operation of either the whole or any part of any real property listed in Schedule 4.1.6 that would result in a Material Adverse Change.

                  4.1.6.4. To the best knowledge of Seller, neither the whole nor any part of any real property owned, leased, licensed, used, or occupied by Seller in the operation of the Business is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the best knowledge of Seller, no such condemnation or other taking is threatened. To the best knowledge of Seller, there is no Governmental Order or action, claim, suit, or proceeding by any Person, pending or threatened, relating to the ownership, lease, use, occupancy, or operation by Seller of any of the real property listed in Schedule 4.1.6. The real property owned, leased, licensed, used, or occupied by Seller and listed in Schedule 4.1.6 constitutes all the fee and leasehold interests in real property held primarily for use in connection with, necessary for the conduct primarily of, or otherwise material primarily to the Business.

                  4.1.6.5. To the best knowledge of Seller, each parcel included in the owned property listed in Schedule 4.1.6 is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a part of that parcel.

          4.1.7.  Personal Property.
                  -----------------

                  4.1.7.1. The Balance Sheet reflects as of its date all equipment, machinery, furniture, fixtures, furnishings, leasehold improvements, vehicles, and other personal property owned by Seller or its Affiliates and used primarily in, held for use primarily in connection with, necessary primarily for the conduct of, or otherwise material primarily to the Business, other than assets that have been fully depreciated or expensed on Seller's accounting records. Except as set forth in Schedule 4.1.7 (showing the name of the lessee, date of lease, annual rental, expiration date, and renewal and purchase options), there are no material leases, licenses, use agreements, right of purchase, or other rights affecting such personal property owned by Seller or its Affiliates relating primarily to the conduct of the Business.

                  4.1.7.2. Schedule 4.1.7 lists all leases, licenses, and use agreements, and other rights, whether written or oral (including in each case the name of the lessor, date of lease, annual rental, expiration date, renewal or purchase options, and description of the property), under which Seller or an Affiliate is lessee of, or holds or operates, any equipment, machinery, furniture, fixtures, furnishings, leasehold improvements, vehicles, or other personal property owned by a third Person which relates primarily to the operations of the Business, except for any such lease, license, or other use agreement or right that is terminable by Seller without penalty or payment on notice of thirty (30) days or less, or which involves the payment by Seller of less than $100,000 per year.

          4.1.8. Title to Property. Except as set forth in Schedule 4.1.8, Seller has, and will convey, transfer and assign to Buyer, (A) good, valid, and marketable title in fee simple absolute to all real property owned by Seller listed in Schedule 4.1.6 and all owned personal property used primarily in the Business, in each case free and clear of all Liens except Permitted Liens, (B) good, valid, and marketable title to the leasehold estate or interest under all leases, subleases, licenses, and occupancy agreements listed in Schedule 4.1.6 and all personal property leases, licenses, agreements, and rights used primarily in the Business, in each case free and clear of all Liens except Permitted Liens and (C) good, valid, and marketable title to all of the other Assets owned by it and used primarily in the Business, in each case free and clear of all Liens except Permitted Liens. Seller owns or has a valid leasehold interest in or contractual right to use, free and clear of all Liens except Permitted Liens, all tangible and intangible assets necessary for the conduct of the Business as currently conducted, and such assets are suitable and adequate in all material respects for the purposes for which such assets are currently used and are in good operating condition and repair in all material respects. The Assets, together with the services and arrangements described in Section
4.1.12 and the Transition Services Agreement, comprise all assets and services required for the continued conduct of the Business as now being conducted. Except for the Excluded Assets and subject to receipt of appropriate Consents, there are no assets used in the operation of the Business and owned by any Person other than Seller that will not be leased or licensed to Buyer under valid and current leases or license arrangements.

          4.1.9.  Compliance with Law.
                  -------------------

                  4.1.9.1. Except as set forth in Schedule 4.1.9, (A) to the best knowledge of Seller, Seller is in compliance with and since January 1, 1998 has complied in all material respects with all Requirements of Law material to the Business, taken as a whole, which are applicable to the Assets or the Business; (B) Seller has not, to the best knowledge of Seller, received a notice alleging any material noncompliance with any Requirement of Law material to the Business taken as a whole; and (C) to the best knowledge of Seller, there is no proposed Requirement of Law which would be applicable to the Assets or the Business which could result in a Material Adverse Change, either before or after the Closing Date.

                  4.1.9.2. Seller owns, holds, or possesses all Consents from all Governmental Bodies which are necessary to entitle it to own or lease, operate, and use the Assets and to carry on and conduct the Business substantially as currently conducted (collectively, the "Permits"). Schedule
4.1.9 sets forth a list and brief description (including the title, issuing agency, and expiration date) of each Permit material to the Business taken as a whole. Except as set forth in Schedule 4.1.9, (A) Seller has fulfilled and performed in all material respects its obligations under each of the Permits material to the Business taken as a whole, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which may adversely affect in any material respect the rights of Seller under any such Permit and (B) each of the Permits is valid, subsisting, and in full force and effect and the sale and transfer of the Assets and the Business will not give rise to right of revocation or termination of any Permit which individually or in the aggregate is material to the Business taken as a whole.

          4.1.10. Litigation. Except as set forth in Schedule 4.1.10 as of the date of this Agreement:

          (A) Seller is not subject to any Governmental Order that individually or in the aggregate have or would be reasonably likely to have a Material Adverse Change or if decidedly adversely to Seller would impair the consummation of the transactions contemplated hereby; and

          (B) To the best knowledge of Seller, there is no claim, complaint, demand, action, suit, proceeding, hearing, or investigation of any nature, civil, criminal, regulatory, or otherwise, in law or in equity, pending or threatened against, affecting, or relating to Seller in connection with the Assets or the Business or any of the transactions contemplated by this Agreement or any Seller Ancillary Agreement or which individually or in the aggregate would be reasonably likely to have a Material Adverse Change.

          4.1.11. Intercompany Accounts. Except as set forth in Schedule 4.1.11, as of the date hereof Seller has no related party accounts in respect of the Business with any Affiliate. Schedule 4.1.11 sets forth to the extent material to the Business taken as a whole a description of all products or services provided by Seller or any Affiliate of Seller to the Business, the manner in which the costs of providing such products or services have been allocated to the Business, and any agreement or arrangement with Seller or any Affiliate related to the Business.

          4.1.12. Agreements. Except for agreements made in connection with this Agreement and the transactions contemplated hereby and except for the agreements set forth in Schedule 4.1.12 or any other Schedule to this Agreement or entered into after the date hereof consistent with this Agreement, Seller is not, in respect of the Business, a party to or bound by (it being understood that with respect to any agreement entered into between December 3, 1998 and the date hereof, the representation and warranty made in this Section 4.1.17 is based on the best knowledge of Seller):

          (A) any agreements or arrangements for the leasing, licensing, use, occupancy, purchase, or sale of any asset (other than Inventories) involving a lease amount, licensing fee, or other payment in excess of $250,000 that is not terminable on less than 90 days' notice without material penalty or premium;

          (B) any agreements or arrangements relating to software to be used by Seller in the Business in any material respect or relating to any Intellectual Property (other than shrink wrap licenses);

          (C) any consignment, distributor, dealer, representative, agency, broker, marketing, advertising, or public relations contract, agreement, or arrangement with respect to the Business that is not terminable on ninety (90) days' notice or less or involves the payment or receipt of in excess of $250,000;

          (D) any joint venture, partnership, or similar agreements or arrangements with respect to the Business involving a sharing of profits or expenses, including, without limitation, joint research and development and joint marketing agreements;

          (E) any acquisition or divestiture agreements or arrangements, including, without limitation, agreements relating to the sale, lease, or disposal of any material part of the Assets (other than sales of Inventories in the Ordinary Course of Business) or involving continuing indemnity or other obligations;

          (F) any agreements or arrangements with respect to the Business (other than contracts for the purchase or sale of goods or services) which involve the payment or receipt of more than $100,000 per annum or $500,000 over its term or which extends beyond December 31, 1999;

          (G) any agreements or arrangements which are, or may be, material to the Business, which are not made in the Ordinary Course of Business, or which continue over a period of more than twelve (12) months from its date which are not terminable by Seller upon less than ninety (90) days' notice; or

          (H) contracts for the purchase or sale of goods or services for an amount greater than $1,000,000.

          4.1.13  Environmental and Safety Matters.
                  --------------------------------

          4.1.13.1. Except as set forth in Schedule 4.1.13, (A) to the best knowledge of Seller, neither any Property nor the operation of the Business violates any applicable Environmental and Safety Requirement, Governmental Order, or Permit and no condition or event has occurred which, with notice or the passage of time or both, would constitute a violation of any such Environmental and Safety Requirement, Governmental Order, or Permit; (B) neither Seller nor any of its Affiliates has received any notice from any Governmental Body or any other Person advising or alleging that any Property or the operation of the Business is, or may be, in violation of any Environmental and Safety Requirement, Governmental Order, or Permit or that any of them is responsible (or potentially responsible) for the cleanup of any Contaminant from, on, beneath, at, or about any location whether or not owned by Seller or in connection with any Waste or Contamination Site; (C) to the best knowledge of Seller, except as otherwise allowed under a Governmental Order or Permit and in the Ordinary Course of Business conducted in compliance with all Environmental and Safety Requirements, Seller has not generated, stored, used, recycled, treated, buried, dumped, or Released any Contaminant from, on, beneath, at, or about any Property; (D) neither the Permits nor the operation of the Business is the subject of any pending or, to the best knowledge of Seller, threatened federal, state, local, or private investigation, litigation, proceeding, order, judgment, decree, settlement, or other agreement involving (i) any Environmental and Safety Requirement, Governmental Order, or Permit, (ii) any Remedial Action, or (iii) any claim of Loss arising from the Release or threatened Release of a Contaminant into the environment; (E) to the best knowledge of Seller, except as otherwise allowed under a Governmental Order or Permit and in the Ordinary Course of Business conducted in compliance with all Environmental and Safety Requirements, Seller has not buried, dumped, or Released any Contaminant from, on, beneath, at, or about any Property or any property adjacent thereto; (F) to the best knowledge of Seller, no byproducts of any manufacturing process or operation of the Business which may constitute Contaminants under any Environmental and Safety Requirement are currently stored or otherwise located on, beneath, at, or about any Property; (G) to the best knowledge of Seller, no activity from, on, beneath, at, or about any Property would cause or contribute to the Property or any part thereof becoming a landfill, dump, or other treatment, storage, disposal, transfer, or handling area of Contaminants; and (H) no Property is now, or has ever been, listed in the National Priorities List and, except as set forth in Schedule 4.13.1(H), to the best knowledge of Seller, no Property is now, or within the past three years has been, listed, in any other list, schedule, or record maintained by any Governmental Body with respect to sites which there is or has been a presence or Release of Contaminants.

               4.1.13.2. Seller has in all material respects timely filed all reports required to be filed with respect to the Property and the operation of the Business, and has in all material respects generated and maintained all required data, documentation, and records, under any applicable Environmental and Safety Requirement with respect thereto. Seller has made available to Buyer for physical inspection, prior to the date of this Agreement, complete and correct copies of all Environmental Documents, other than those that exist only at Seller's retail locations, none of which, to the best knowledge of Seller, is material.

               4.1.13.3. Buyer, at its expense, will conduct environmental reviews and assessments of the Property prior to the Closing Date. In the event that the results of the reviews and assessments indicate that any Property poses a significant environmental risk, Buyer may elect in its sole discretion, upon two days' notice from Buyer to Seller, to exclude such Property from the purchase without any reduction in the Purchase Price. Such reviews and assessments may include, at Buyer's option and expense, site visits, interviews with Seller's site personnel, review of Seller's records relating to environmental matters, soil and water sampling and contact with state and federal agencies having jurisdiction over the Property. Seller hereby grants Buyer full access to the Property to conduct such reviews and assessments and shall undertake such actions as are reasonably necessary and appropriate to facilitate such reviews and assessments.

               4.1.13.4. (A) To the best knowledge of Seller, there are no underground storage tanks on or under any Property other than those have been properly registered under, and operated in compliance with, applicable Requirements of Law, (B) Seller has obtained and maintained in full force and effect all environmental Permits necessary to conduct the Business and to own or operate the Property; and (C) except as listed on Schedule 4.1.13.4, there are no wells of any nature located, or previously located, on any Property for which Seller has any reporting obligation to any Governmental Body.

               4.1.13.5. Notwithstanding anything contained herein to the contrary, the representations made in this Section 4.1.13 are the sole representations and warranties of Seller made in this Agreement with respect to Environmental and Safety Requirements or the subject matter of this Section 4.1.13.

          4.1.14.  Taxes.
                   -----

                   4.1.14.1. Seller has timely filed or caused to be filed all Tax Returns relating to the Business or the Assets which are required to be filed on or prior to the Closing Date and has paid all material Taxes relating to the Business or the Assets, whether disputed or not, which are shown on such Tax Returns to be due or claimed by any taxing authority to be due. Such Tax Returns have been prepared in accordance in all material respects with all applicable Requirements of Law. All amounts required to be withheld or collected by Seller with respect to the Business have been withheld or collected, and either timely paid to the appropriate Governmental Bodies, set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of Seller as of the Balance Sheet Date.

                   4.1.14.2. Except as set forth in Schedule 4.1.14, Seller is not a party to any claim, action, audit, investigation, or other proceeding pending or, to the best knowledge of Seller threatened in respect of any Tax relating to the Business or the Assets for which Seller may become liable. Each deficiency, fine, penalty, addition to Tax, additional amount, or assessment that has been claimed as a result of any audit of Seller with respect to the Business is being contested in good faith by appropriate proceedings, and all of such deficiencies, fines, penalties, additions to tax, additional amounts, and assessments are set forth in Schedule 4.1.14. Except as set forth in Schedule 4.1.14, Seller has not granted or agreed to any waiver or extension of any statute of limitations with respect to any Taxes relating to the Business or the Assets, and Seller has not granted any power of attorney with respect to any Taxes relating to the Business or the Assets.

                   4.1.14.3. Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Business and the Assets to Buyer.

          4.1.15.  Employee Matters.
                   ----------------

                   4.1.15.1. Except as described in Schedule 4.1.15, Seller is not, in respect of the Business, a party to or bound by any written or oral:

          (A) collective bargaining agreements; employment agreements (other than employment agreements terminable by Seller without premium or penalty on notice of 30 days or less under which the only monetary obligation of Seller is to make current wage or salary payments and provide current fringe benefits); consulting, advisory, or service agreements; deferred compensation agreements; confidentiality agreements; noncompetition agreements; termination agreements; severance agreements; change of control agreements; or similar agreements;

          (B) agreements or arrangements with any officer, director, or Employee (other than agreements disclosed in response to clause (A) or excluded from the scope of clause (A)), agent, or attorney-in-fact of Seller; or

          (C) stock option, stock appreciation, stock purchase, bonus, or other incentive plans or agreements.

               4.1.15.2. Except as described in Schedule 4.1.15, Seller does not maintain, and is not required to contribute to, and is not subject to any liability with respect to, any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA. None of the Plans is a Multiemployer Plan. Each of the plans described in Schedule 4.1.15 (the "Plans") which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code that takes into account the changes required under the Tax Return Act of 1986 and to the effect that each trust forming a part of any such Plan is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status. Except as set forth in Schedule 4.1.15, each of the Plans, other than Multiemployer Plans, complies in form in all material respects and has been administered in all material respects in accordance with all applicable Requirements of Law.

               4.1.15.3. Except as described in Schedule 4.1.15, no Plan provides medical or death benefits (whether or not insured) with respect to the Employees beyond their retirement or other termination of service other than (A) coverage mandated by law or (B) death benefits under any Plan intended to qualify under Section 401(a) of the Code. Seller and each affiliated entity has complied with the health care continuation requirements of Section 601, et seq., of ERISA and Section 4980B of the Code with respect to the Employees, and Seller will continue to maintain the Plans that are "group health plans" as defined in
Section 4980B(g) of the Code and Section 607 of ERISA for the required coverage period.

               4.1.15.4. Except as described in Schedule 4.1.15, there is no pending or, to the best knowledge of Seller, threatened claim which alleges any violation of any Plan or any Requirement of Law (A) by or on behalf of any Plans or fiduciaries of any Plans or (B) by any Employee or any participant or beneficiary against any Plan. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not give rise to any liability on the part of Buyer, or any of the officers, directors, or employees of Buyer under Sections 404, 406, 409, 502, 4201, et seq. of ERISA or Section 4975 of the Code. Furthermore, Seller shall be responsible for and have the obligation for satisfying any notice requirements in respect of events occurring, services rendered or compensation paid prior to the Closing Date which are required by ERISA and the Code regarding its Plans, including without limitation notices required by Sections 204(h), 606, and 4043 of ERISA and 4980B of the Code.

               4.1.15.5. All contributions required to have been made by Seller and each "related person" (as defined in Section 414 of the Code) to any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or Requirement of Law have been made within the earliest time prescribed by such Plan, collective bargaining agreement, or Requirement of Law.

               4.1.15.6. Except as defined in Schedule 4.1.15, the consummation of the transactions contemplated by this Agreement will not (A) entitle any Employee to severance pay, unemployment compensation, or any similar payment, or
(B) accelerate the time of payment or
vesting or increase the amount of any compensation or benefits due to any such Transferred Employee. No Transferred Employee is or may become entitled to post-employment benefits of any kind by reason of employment in the Business, including, without limitation, death or medical benefits (whether or not insured), other than (i) coverage provided pursuant to the terms of any Plan specifically identified as providing such coverage in Schedule 4.1.15 or mandated by Section 4980B of the Code, (b) retirement benefits payable under any Plan qualified under Section 401(a) of the Code, or (c) deferred compensation accrued as a liability on the Year End Balance Sheet or incurred after the date of the Year End Balance Sheet in the Ordinary Course of Business pursuant to the terms of a Plan.

                   4.1.15.7. Schedule 4.1.15 lists each current employee of Seller or any Affiliate used in the Business whose salary exceeds $80,000 per year and the position, title, remuneration (including any scheduled salary or remuneration increases), and date of employment. Except as set forth in Schedule 4.1.15, Seller has complied in all material respects with all Requirements of Law pertaining to the employment of employees, including, without limitation, those relating to prices, wages, hours, employment practices, discrimination, labor relations, collective bargaining, and operation of its business and is not liable for any arrear of wages or any Tax or penalty for failure to comply with any of the foregoing. Neither Buyer nor Seller is or will be liable for any retroactive workers' compensation insurance premium or retroactive unemployment compensation experience rating or charge relating to any period of time prior to the Closing Date.

                   4.1.15.8. Except as set forth on Schedule 4.1.15, (A) since January 1, 1996, no unfair labor practice complaint against Seller has been brought before, or threatened by, the National Labor Relations Board; (B) since January 1, 1996, there has not occurred or been threatened any labor strike, dispute, picketing, slowdown, stoppage, or other similar labor activity against or involving Seller; (C) Seller is not party to any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent any Employee; (D) Seller has not experienced any material labor difficulty since January 1, 1996; (E) Seller has no knowledge that Seller's relations with its Employees are other than satisfactory; (F) since January 1, 1996, Seller is not a party to, or affected by or threatened with, any union organizing or election activity or any dispute or controversy with a union involving the Employees; and (G) Seller is not affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Seller. As of the date of this Agreement, to the best knowledge of Seller, no management employee of the Business intends to terminate employment with the Business.

          4.1.16.  Intellectual Property.
                   ---------------------

                   4.1.16.1 Schedule 4.1.16 lists all of the Intellectual Property included in the Assets. The Intellectual Property set forth on Schedule
4.1.16 comprises all of the intellectual property necessary for Buyer to conduct and operate the Business as now being conducted by Seller, and Seller has not entered into any license or other agreement with respect to, or otherwise consented to, the use by any Person of any Intellectual Property except as described in Schedule 4.1.16.

                   4.1.16.2. All patents listed in Schedule 4.1.16 are valid and in force and all patent applications of Seller listed therein are in good standing, all without challenge of any kind. All of the registrations for trade names, trademarks, service names, service marks, and copyrights listed in
Schedule 4.1.16 are valid and in force and all applications for such registrations are pending and in good standing, all without challenge of any kind.

                   4.1.16.3. Except as disclosed in Schedule 4.1.16, Seller owns the entire right, title, and interest in and to all Intellectual Property free and clear of all Liens and has the perpetual right to use all Intellectual Property free from any requirement of any past, present, or future royalty payments, license fees, or other charges. Upon the Closing, Seller will transfer to Buyer all Intellectual Property (other than the name "Terra") and Buyer will have the right to use all Intellectual Property free and clear of all Liens (other than Liens created by Buyer) or restrictions contemplated by the License Agreement and on the same terms and conditions as in effect prior to the Closing. Except as set forth in such Schedule 4.1.16, the use of the Intellectual Property for the conduct of the Business as currently conducted does not infringe or violate or allegedly infringe or violate the intellectual property rights of any Person. Except as set forth in Schedule 4.1.16, to the best knowledge of Seller, there is no infringing use of any Intellectual Property by any other Person, and to the best knowledge of Seller, Seller has not committed any act, or omitted to take any act, as would cause a forfeiture or abandonment of any material right in any Intellectual Property or would cause any Intellectual Property to enter the public domain.

          4.1.17 Receivables. All receivables (including accounts receivables, notes receivables, and advances) of Seller which have arisen in connection with the Business and which are set forth in the Year End Financial Statements and all such receivables that have arisen between the Most Recent Fiscal Year End and the close of business on the Closing Date are valid and have and will have arisen from bona fide transactions by Seller in the Ordinary Course of Business. Such receivables are, to the best knowledge of Seller, subject to no valid defense or offsets except routine customer complaints of an immaterial nature. Seller has valid and perfected security, if any, interests in the security for such receivables (to the extent such priority may be obtained under applicable law by possession of the security or the filing of financing statements or similar documents with respect thereto).

          4.1.18. Inventories. The Inventories are, subject to any applicable reserves established in respect thereof on the Balance Sheet, (A) in good, merchantable, and useable condition, (B) of such quality as to meet the quality control standards of Seller and its Affiliates and the quality control requirements of any applicable Governmental Body, (C) salable, if they are finished goods, as current inventories at the current prices thereof in the Ordinary Course of Business, (D) reflected in the Balance Sheet in accordance with GAAP, and (E) reflected in the books and records of Seller and its Affiliates at the lower of cost or market value on a first-in, first-out basis consistent with the Accounting Practices. None of the Inventories reflected on the Balance Sheet is in a quantity in excess of amounts that can be sold by Seller in the Ordinary Course of Business. The packaging included in the Inventories is adequate in quantity to enable Buyer to continue to package and ship finished goods in accordance with Seller's past practices. The inventory obsolescence policies of Seller are appropriate for the nature of the products sold and the marketing methods used by Seller, and the reserve for inventory obsolescence contained in the Balance Sheet fairly reflects the amount of obsolete inventory as of the Balance Sheet Date.

          4.1.19. Insurance and Claims. All policies of insurance maintained, owned, or held by Seller for the benefit of or in connection with the Assets or the Business are in full force and effect, and all premiums due thereon have been paid. Seller shall keep or cause such insurance or comparable insurance in full force and effect and shall pay all premiums due thereon through the Closing Date. Seller has complied in all material respects with each of its insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Such insurance insures Seller in amounts and against losses and risks that Seller believes to be customary for businesses similar to the Business.

          4.1.20. Status of Agreements. Except as set forth in Schedule 4.1.20 or in any other Schedule, and except as relate to Seller's debt arrangements that are not being assumed by Buyer, each of the leases, agreements, and arrangements listed in Sections 4.1.6, 4.1.7, 4.1.12, 4.1.15, and 4.1.16
(collectively, the "Material Agreements") constitutes a valid, binding, and enforceable obligation of the parties thereto and is in full force and effect. Except as set forth in Schedule 4.1.20, Seller has fulfilled and performed in all material respects its obligations under each of the Material Agreements, and, to the best knowledge of Seller, Seller is not in, and is not alleged to be in, breach or default under, and, to the best knowledge of Seller, there is not and there is not alleged to be any basis for termination of, any of the Material Agreements. To the best knowledge of Seller as of the date hereof, no other party to any of the Material Agreements has materially breached or defaulted thereunder, and as of the date hereof, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach to the best knowledge of Seller, by any such other party. Seller is not currently renegotiating any of the Material Agreements except in the Ordinary Course of the Business or paying liquidated damages in lieu of performance thereunder.

          4.1.21. Customers and Suppliers. As of the date of this Agreement, to the best knowledge of Seller, there exists no actual or threatened termination, cancellation, limitation, or modification of the business relationship of Seller with any customer or group of customers material to the Business, taken as a whole, or with any supplier or group of suppliers material to the Business, taken as a whole, including in each case as a result of the transactions contemplated in the Agreement or the Seller Ancillary Agreements.

          4.1.22. Product Warranties. Except as set forth in Schedule 4.1.22 and except for warranties required under Requirements of Law, (A) Seller has made no warranties, whether express or implied and whether written or oral, with respect to the products of the Business, and (B) there are no pending or to the best knowledge of Seller, threatened claims with respect to any such warranty.

          4.1.23. Certain Business Practices. Within the past one year, except as set forth in Schedule 4.1.23, neither Seller nor, to the best knowledge of Seller, any employee, officer, director, agent, or Affiliate of Seller has been involved, in respect of the Business, in (A) any transaction or other situation which may be generally characterized as a "conflict of interest", including, without limitation, direct or indirect interests in the business of competitors, suppliers, or customers of Seller, and (B) any transaction or other situation with respect to the Business which involves the giving of any gift or similar benefit to any customer, supplier, governmental employee, or other Person who is or may be in a position to help or hinder the Business or any actual or proposed transaction relating to the Business which (i) if not given in the past, might have resulted in a Material Adverse Change, (ii) if not continued in the future, might result in a Material Adverse Change, (iii) resulted or might result in the establishment or maintenance of any concealed fund or concealed bank account, (iv) constituted or might constitute the violation of any provision of The Foreign Corrupt Practices Act of 1977, or any rule or regulation promulgated thereunder, (v) resulted in or might result in the receipt of any illegal discount or rebate or the violation of any antitrust law, or (vi) subjected or might have subjected Seller to any damage or penalty in any action, claim, demand, suit, proceeding, or investigation by any Person.

          4.1.24. No Broker. Except for Lazard, Freres & Co. LLC, whose fees will be paid by Seller, no Person has or will have, as a result of any act or omission of Seller, any right, interest, or valid claim for any commission, fee, or other compensation as a finder, broker, or advisor in connection with this Agreement, any Seller Ancillary Agreement, any Buyer Ancillary Agreement, or any of the transactions contemplated hereby or thereby.

          4.1.25. Books and Records. The books and records of Seller insofar as they relate to or affect the Business and the Assets are substantially true, correct, and complete in all material respects and are sufficient to prepare the Year End Financial Statements in accordance with GAAP.

          4.1.26. Confidentiality. Except as set forth in Schedule 4.1.26, Seller has taken all reasonable steps necessary to preserve the confidential nature of all material confidential or proprietary information with respect to the Business, including, without limitation, the manufacturing or marketing of any product or service of the Business.

          4.1.27. Disclosure. The representations and warranties of Seller contained herein, or any information contained in the Schedules, or any other information or documents furnished or to be furnished to Buyer or any of its representatives by Seller or any representatives of Seller pursuant to the terms of this Agreement or any Seller Ancillary Agreement or in connection with the transactions contemplated hereby or thereby, shall not be affected or deemed waived by reason of the fact that Buyer and/or its representatives knew or should have known that any such representation, warranty, or information is or might be inaccurate in any respect.

          4.1.28. Year 2000. All software, hardware, and firmware constituting Assets and the services to be provided by Seller under any Seller Ancillary Agreement is and will be in all material respects Year 2000 Compliant. Such software, hardware, firmware, and services will operate properly with other software used in the Business. Seller has no knowledge that any business processes used in the Business are not Year 2000 Compliant in all material respects.

          4.1.29. Ordinary Course. Except as set forth on Schedule 4.1.29, since the Balance Sheet Date, Seller has operated the Business in the Ordinary Course of Business and has not taken any action that would have been prohibited by Section 5.1 if this Agreement had been dated the Balance Sheet Date. Except as set forth on Schedule 4.1.29, since the Balance Sheet Date there has been no Material Adverse Change.

     4.2. Buyer's Representations. Except as set forth on Schedule 4.2, Buyer represents and warrants to Seller as follows as of the date of this Agreement through the Closing Date:

           4.2.1. Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Buyer has the corporate power and authority to carry on its business as now being conducted. Buyer has delivered to Seller, prior to the date of this Agreement, complete and correct copies of its articles of incorporation, bylaws, and other organizational documents, in each case as amended and as currently in effect. Buyer is not in violation of any provision of its articles of incorporation, bylaws, or other organizational documents.

           4.2.2. Authority. Buyer has the corporate power and authority to execute and deliver this Agreement and each of the Buyer Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and each of the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer's board of directors and do not require any other Consent of Buyer or its shareholders. Buyer has duly executed and delivered this Agreement and on the Closing Date Buyer will have duly executed and delivered each of the Buyer Ancillary Agreements. This Agreement is, and each of the Buyer Ancillary Agreements upon execution and delivery by Buyer will, be the legal, valid, and binding obligation of Buyer enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditors' rights or general principles of equity.

           4.2.3. No Conflicts. None of the execution, delivery, and performance of this Agreement or any Buyer Ancillary Agreement by Buyer, nor the consummation of the transactions contemplated hereby and thereby, will (with or without the giving of notice or the lapse of time or both): (A) violate, conflict with, result in a breach of, constitute a default, an event of default, or an event creating rights of acceleration, termination, or cancellation or a loss of rights under, or (except for borrowing arrangements entered into in connection with the Closing) result in the creation or imposition of any Lien upon any of the assets of Buyer under (i) the articles of Incorporation or bylaws of Buyer; (ii) any note, instrument, agreement, bond, indenture, mortgage, lease, license, franchise, permit, or other authorization, right, restriction, or obligation to which Buyer is a party or any of the assets of Buyer is subject or by which Buyer is bound; (iii) any Governmental Order to which Buyer is a party or any of the assets of Buyer is subject or by which Buyer is bound; or (iv) any material Requirement of Law affecting Buyer or the assets of Buyer; or (B) require any Consent.

           4.2.4. Litigation. To the best knowledge of Buyer as of the date of the Agreement, there is no claim, complaint, demand, action, suit proceeding, hearing, or investigation of any nature, civil, criminal, regulatory, or otherwise, in law or in equity, pending or threatened against, affecting, or relating to Buyer in connection with the Assets or the Business or any of the transactions contemplated by this Agreement or any Buyer Ancillary Agreement.

           4.2.5. No Broker. Except for Nesbitt Burns Securities Inc., whose fees will be paid by Buyer, no Person has or will have, as a result of any act or omission of Buyer, any right, interest, or valid claim for any commission, fee, or other compensation as a finder, broker, or advisor in connection with this Agreement, any Seller Ancillary Agreement, any Buyer Ancillary Agreement, or any of the transactions contemplated hereby or thereby.

           4.2.6 Financing. On the Closing Date, Buyer will have sufficient funds on hand from the proceeds of financing or otherwise to complete the transactions contemplated by this Agreement.

                                   ARTICLE 5
                                   COVENANTS

     5.1. Conduct of Business. From the date of this Agreement through the Closing Date, except as described in Schedule 5.1, Seller will comply in all material respects with all Requirements of Law and, except as otherwise expressly permitted by this Agreement or consented to by Buyer in writing, will carry on the Business in, and only in, the Ordinary Course of Business. Consistent with the foregoing, Seller, consistent with good business practice, shall use reasonable efforts to (i) cause the value of the Business on an on-going basis to be preserved, (ii) maintain the Assets in good operating condition and repair, (iii) keep available to Buyer the services of the Business' current officers and key employees, and (iv) preserve for Buyer the current relationships with the suppliers, contractors, licensor, employees, customers, distributors, and others having significant business relations with the Business. Notwithstanding the foregoing, except as expressly permitted or required by this Agreement (including Schedule 5.1 hereto) or except with the express written approval of Buyer, Seller shall not, prior to Closing, in respect of the Business except as described in Schedule 5.1:

           (A) except for its securitization program for accounts receivable, sell, lease (as lessor), transfer, or otherwise dispose of, mortgage, encumber, or pledge, or impose or suffer to be imposed any Lien on, any Assets except for Receivables collected or Inventories sold or otherwise disposed of in the Ordinary Course of Business and sales of individual items of personal property having a book value of less than $10,000 in the Ordinary Course of Business; provided that the Receivables as of the Closing Date shall be repurchased from such securitization program at not more than their face amount as of the Closing Date;

           (B) cancel, settle, or compromise any debt owed to or claims held by, or waived any rights of, Seller with respect to the Business (including litigation claims and rights under any Intellectual Property) other than in the Ordinary Course of Business;

           (C) purchase, lease, or otherwise acquire any assets (other than Inventories in the Ordinary Course of Business) with respect to the Business, other than those that do not individually exceed $50,000 and in the aggregate do not exceed $1,500,000 per calendar month;

           (D) enter into any agreement or arrangement relating to the Business or the Assets that would constitute a Material Agreement, or amend or terminate any Material Agreement, other than agreements or arrangements that do involve the payment or receipt by the Business of more than $100,000 individually or $500,000 in the aggregate entered into in the

Ordinary Course of Business and agreements and arrangements cancelable or terminable upon not more than thirty (30) days' notice;

          (E) make any material change in its accounting principles and practices applied in the preparation of the Year End Financial Statements and the Unaudited Financial Statements except as required by GAAP;

          (F) institute or pay any increase in compensation to any shareholders, directors, officers, employees, distributors, representatives, or agents; enter into or materially change any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare, severance, vacation, fringe, or other benefits available to shareholders, directors, officers, employees, distributors, representatives, or agents; or enter into or materially change any collective bargaining agreement;

          (G) accelerate or delay collection in any material respect of any notes receivable or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

          (H) except with respect to Excluded Liabilities delay or accelerate payment of any notes payable, accounts payable, or other liabilities of Seller in respect of the Business beyond or in advance of their due dates or the dates when the same would have been paid in the Ordinary Course of Business;

          (I) allow the levels of raw materials, supplies, work-in-process, or other materials included in the Inventories to vary in any material respect from the levels customarily maintained by Seller in respect of the Business; make purchase commitments for Inventories at a price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry; or make any changes in the selling, pricing, or advertising practices of Seller in respect of the Business inconsistent with prior practices and prudent business practices prevailing in the industry;

          (J) other than in respect of the Deere credit financing program, assume, guarantee, endorse the obligations of any other Person with respect to the Business; incur any liabilities, whether absolute, contingent, accrued, or otherwise and whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the Ordinary Course of Business and none of which liabilities in the aggregate could result in a Material Adverse Change with respect to the Business; or enter into any other material transactions with respect to the Business other than in the Ordinary Course of Business; or

          (K) enter into any agreements or arrangements with respect to any of the foregoing.

Nothing in this Agreement shall directly or indirectly prohibit or restrain, or have the effect of prohibiting or restraining, or impose material adverse conditions upon, (i) the declaration or payment of dividends by any Subsidiary of Seller, (ii) the making of loans or advances to or investments in any Subsidiary of Seller or (iii) the sale, assignment, transfer, or other disposition of property by any Subsidiary to Seller or any Subsidiary of Seller, so long as such sale, assignment, transfer or other disposition of property does not, in any way, delay or impair the consummation of this Agreement. Seller shall within 21 days of the end of each month after the date of this Agreement furnish to Buyer a listing of all capital expenditures for such month.

     5.2. Inspection. Subject to that certain letter agreement dated December 24, 1998, from Seller, which was accepted by Buyer on December 27, 1998, from the date of this Agreement through the Closing Date, Seller shall provide Buyer, through its officers, employees, counsel, consultants, accountants, lenders, investors, and other representatives, full access to Seller's premises, assets, employees, books, and records (including, without limitation, tax records) relating to the Assets or the Business, and shall instruct Seller's officers, employees, counsel, consultants, accountants, actuaries, and other representatives to cooperate in all reasonable respects with Buyer and its representatives in its investigation of the Business and the Assets. Buyer shall conduct its investigation upon reasonable notice to Seller, during Seller's normal business hours, and in a manner that does not interfere with normal business or contravene any agreements. No investigation made by Buyer or its representatives shall affect any representations or warranties of Seller under this Agreement or any Seller Ancillary Agreements. Seller shall make all of its real estate records relating to the Business available to Buyer for the purpose of allowing Buyer to obtain title insurance commitments on all real estate owned by Seller or its Affiliates.

     5.3. Books and Records. From the date of this Agreement through the Closing Date, Seller shall (A) keep books and records in which true, correct, and complete entries are made of all of the dealings, business, and affairs of the Business in accordance with GAAP and (B) retain all books and records relating to the Assets or the Business in accordance with Seller's record retention policy as currently in effect. For six (6) years after the Closing Date, neither Seller nor Buyer shall dispose, or permit the disposal, of any books and records pertaining to the Business without first giving thirty (30) days' prior written notice to the other Party offering to surrender the same to such other Party at such other Party's expense. Each Party shall have reasonable access to such books and records.

     5.4.  Taxes.
           -----

           5.4.1. Payment of Taxes. From the date of this Agreement through the Closing Date, Seller shall pay and discharge or cause to be paid and discharged, promptly when due and payable, all Taxes in respect of the Business, other than such Taxes as Seller is contesting in good faith through appropriate proceedings.

           5.4.2. Transfer Taxes. Seller shall timely pay all Taxes arising out of or in connection with or attributable to the sale and transfer of the Assets or the transactions effected pursuant to this Agreement, the Seller Ancillary Agreements, and the Buyer Ancillary Agreements (the "Transfer Taxes"). Seller shall prepare and timely file all Tax Returns required to be filed in respect of the Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of Buyer under applicable law.

           5.4.3. GST. Subject to payment of out-of-pocket costs by Seller, Buyer will (or will cause an assignee to) register under Part IX of the Excise Tax Act, R.S.O. 1985, CE-15 (Canada), and the Parties will cooperate in filing all necessary returns and elections thereunder to eliminate or minimize the payment of taxes thereunder.

     5.5. Bulk Sales Compliance. Seller shall not be required to comply with the notice and other requirements of the bulk sales provision of the Uniform Commercial Code (or the Canadian equivalent), as in effect in any state or province having jurisdiction over the transactions contemplated by this Agreement.

     5.6.  Consents.
           --------

           5.6.1. Seller shall act diligently and reasonably to obtain prior to the Closing Date the Consents listed on Schedule 4.1.3 and the Consents pertaining to the Assets requested by Buyer; provided, that Seller shall not make any agreement or understanding affecting the Business or the Assets as a condition for obtaining any such Consent except with the prior written consent of Buyer.


           5.6.2. Without limiting the generality of the foregoing, Seller and Buyer will file or will cause to be filed, as promptly as possible and in no event later than two (2) days after the date hereof, with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") pursuant to the HSR Act any notification and report forms and related materials required by the HSR Act, and request early termination of the waiting period required by the HSR Act. Seller and Buyer shall furnish to each other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall each keep the other apprised of the status of any inquiry or request for additional information or documentation made by any governmental authority and shall comply promptly with any such inquiry or request. Each Party warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act. Buyer and Seller shall each use their best efforts to achieve an expeditious closing of the transaction including, but not limited to, attempting to avoid a Second Request under the HSR Act by meeting with the FTC or DOJ as soon as practicable, responding promptly to requests for additional information and negotiating in good faith a consent order or other resolution with the FTC or DOJ consistent with the provisions of this Agreement. Buyer and Seller, based on their respective independent analyses, believe that there are no antitrust issues requiring any relief given the nature and extent of competition in the agricultural input distribution business. Notwithstanding the foregoing, to facilitate an expeditious closing, Buyer agrees that, if reasonably requested by the DOJ or FTC: (1) Buyer will make good faith efforts to sell, prior to or shortly after closing, any Overlap Facilities (defined as either a Buyer owned facility or facility of the Business located within twenty
(20) miles of each other) to purchasers acceptable to the FTC or DOJ; (2) Buyer will operate all remaining facilities acquired from Seller until at least December 1, 1999; (3) Buyer will not sell or otherwise dispose of any of these remaining facilities without giving thirty (30) days' prior written notice to the FTC or DOJ before the completion of the sale or other disposition of any facility acquired from Seller; and (4) Buyer will enter into a consent order consistent with the provisions of this Agreement. As used in this Section 5.6.2 "best efforts" does not include any obligation to divest any properties or not to divest any properties, to hold properties separate or to provide notice, except to the extent provided in the previous sentence. Buyer and Seller shall each use their best efforts to oppose any injunction or the enactment, entry, enforcement, or promulgation of any statute, rule, order, or decree that would restrain or prohibit the transactions contemplated by this Agreement. Buyer and Seller will agree in good faith upon the book value of the fixed assets of each Overlap Facility required to be sold. Buyer and Seller agree to cooperate with each other and to use their respective best efforts to identify potential purchasers and to maximize the sales value for each Overlap Facility required to be sold. Seller agrees to pay Buyer fifty percent (50%) of the cumulative shortfall, if any, between the proceeds of the sale of the fixed assets of any Overlap Facilities (net of reasonable out-of-pocket third party sales costs) and their book value. Any such payment shall be made by Seller to Buyer within seven (7) days after the closing of the sale of each of any Overlap Facilities required to be sold and receipt by Seller of a copy of a bill of sale, deed of conveyance, contract for deed, or other document evidencing a sale and a certificate from Buyer setting forth the calculation of any cumulative shortfall as to such store.

             5.6.3. Seller shall use its best efforts to obtain the consents or amendments referred to in Section 3.3.5, which shall include (if necessary) an offer to use net proceeds from the sale of the Business to pay down or set aside its obligations under one or more Credit Agreements and an offer to amend the provisions of the Credit Agreements to reflect the disposition of the Business to the extent reasonably requested by the lenders under the Credit Agreements consistent with customary commercial lending practices for credits comparable to the size and type provided under the Credit Agreements and for borrowers comparable to the Seller and its subsidiaries taken as a whole (including comparable credit ratings.)

             5.6.4. Seller shall use its best efforts to obtain the consent to the assignment of its interest in Omnium, LLC to Buyer; provided, Seller shall not be required to pay cash or any other consideration for such consent.

     5.7. Insurance. Seller has advised Buyer that Seller has group insurance the premiums on which may be retroactively adjusted after Closing depending upon claims experience and for which additional premiums may be payable for periods prior to the Closing Date. Seller shall pay such additional premium, if any, when and as due, and Seller shall not make any claim against Buyer for indemnification with respect to the same.

     5.8. Assumption Agreement. On or prior to the Closing Date, to the extent provided in Schedule 5.8, Seller and Seller's Affiliates shall assign to Buyer their rights under the agreements listed in Schedule 5.8 and Buyer shall assume Seller's and Seller's Affiliates' obligations under such agreements pursuant to the Bill of Sale, Assignment, and Assumption Agreement. From the date of this Agreement to the Closing Date, Seller shall use its good faith reasonable efforts to enter into such agreements and other arrangements (including, without limitation, sublicenses and subleases) with Buyer as are necessary to ensure that Buyer has the right to receive benefits under the agreements listed in Schedule 5.8 that are the same as the benefits the Business received under such agreements prior to the Closing.

     5.9. Notice of Developments. From the date of this Agreement through the Closing Date, each Party shall give prompt written notice to the other Party of
(A) any claim, complaint,
demand, action, suit, proceeding, hearing, or investigation that shall be threatened against it to restrain, prohibit, or otherwise challenge the legality of any of the transactions contemplated by this Agreement, (B) any claim, complaint, demand, action, suit, proceeding, hearing, or investigation that may be threatened, brought, asserted, or commenced against Seller which would have been listed in Schedule 4.1.10 if such claim, action, suit, proceeding, or investigation had arisen prior to the date hereof, (C) any Material Adverse Change, (D) any notice or other communication from any third Person alleging that the Consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, any Seller Ancillary Agreement, or any Buyer Ancillary Agreement, (D) any breach or any false or inaccurate statement of any of the representations and warranties of Seller hereunder or any failure of Seller to comply with the covenants, conditions, or agreements to be complied with by Seller hereunder, and (E) any material default under any Material Agreement or any event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has knowledge. No disclosure by any Party pursuant to this Section 5.9, however, shall be deemed to amend or supplement any Schedule, to prevent or cure any misrepresentation or breach of warranty, or to limit or otherwise affect the remedies available to Buyer under this Agreement or any Seller Ancillary Agreements.

     5.10. Updating of Schedules. On the Closing Date, Seller shall deliver to Buyer updated Schedules to reflect any material change in the Schedules delivered to Buyer pursuant to this Agreement.

     5.11. Financial Statements. Until the Closing, on or before the 21st day of each month, Seller shall deliver to Buyer unaudited consolidated financial statements of the Business as at and for the monthly period ending the last day of the preceding month, which shall include a balance sheet and statements of income and cash flow. At the time that such monthly financial statements are delivered to Buyer, Seller by such delivery shall be deemed to have made the representations and warranties to Buyer with respect to such monthly financial statements set forth in Section 4.1.4.

     5.12. Permits and Licenses. Prior to the Closing Date, Seller shall use reasonable efforts to have in full force and effect as of the Closing Date all permits, licenses, and other authorizations required by any Governmental Body to be obtained prior to Closing and that are necessary to operate the Business, taken as a whole.

     5.13. Collection of Receivables. All cash, checks, or other proceeds received by Seller or its banks after the Closing Date that relate to the Receivables shall be paid to Buyer promptly and in any event within five (5) business days after receipt by Seller, which payments shall be accompanied by a statement identifying the payee, the amount of the payment, and the invoice number related thereto. Seller shall instruct its banks to forthwith remit to Buyer all amounts received by such banks with respect to the Receivables. Buyer shall have the right to endorse the name of Seller on any such check or proceeds (whether received directly by Buyer or received from Seller or its banks) and shall deposit such checks and other proceeds in bank accounts maintained in Buyer's name. From and after the Closing Date, the Parties shall cooperate with, and provide reasonable assistance to, each other with respect to the collection of receivables arising both before and after the Closing Date. Buyer shall promptly remit to Seller any payments received by it belonging to Seller or any cash remitted by Seller to Buyer and representing the payment of a subsequently dishonored check upon presentation of such dishonored check. Seller shall promptly remit to Buyer any payments received by it belonging to Buyer.

     5.14. Exclusivity. From the date of this Agreement through the Closing Date or until the termination of this Agreement, none of Seller, any Affiliate of Seller, or any Person acting on Seller's behalf shall, except as otherwise permitted by this Agreement, directly or indirectly, (A) knowingly solicit or encourage any inquiry or proposal for, or enter into any discussions or negotiations with respect to, the acquisition of any of the assets held for use primarily in connection with, necessary for the conduct primarily of, or otherwise material primarily to, the Business or the merger or consolidation of Seller (a "Third Party Offer") or (B) furnish or caused to be furnished any financial information or any confidential or non-public information relating primarily to the Business or afford access primarily to the properties, books, or records of the Business to any Person (other than Buyer and its agents and representatives), except in the Ordinary Course of Business or pursuant to any Requirement of Law and in any event if not in the Ordinary Course of Business after prior written notice to Buyer; provided, however, nothing is to preclude discussions, negotiations, furnishing information or entering into agreements with respect of the entirety of Seller or the sale of Minorco's shares.

     5.15. Further Assurances. Each Party shall, at any time and from time to time after the Closing, and without further consideration, take such actions, and shall cause its Affiliates or use its best efforts to cause others to take such action, and execute, acknowledge, and deliver, and shall cause its Affiliates or use its best efforts to cause others to execute, acknowledge, and deliver, all instruments, documents, transfers, conveyances, and assurances as may be reasonably requested by the other Party or as may be otherwise reasonably necessary for the better confirming, transferring, assigning, and delivering to Buyer the Assets to be sold by Seller to Buyer hereunder, for evidencing Buyer's assumption of the Assumed Liabilities, and for reducing to the possession of Seller any of the Assets not in Seller's possession at the Closing Date.

     5.16. Litigation Support. At any time after the Closing, in the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, complaint, claim, or demand in connection with (A) any of the transactions contemplated under this Agreement or
(B) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business or the Assets, the other Party shall cooperate with such Party or its counsel in the defense or contest, make reasonably available its personnel (other than in-house legal personnel unless reasonably compensated for such services), and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole reasonable cost and expense (which shall include reasonable compensation for time expended in cooperating) of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 6 of this Agreement).

     5.17. Environmental Investigation. Seller shall allow Buyer and its representatives and agents access to the Property and the Business, upon reasonable notice to Seller's environmental supervisor and, at all reasonable times prior to Closing and without charge, for the purpose of conducting the such environmental investigations as Buyer may desire. Seller shall allow Buyer and its representatives and agents access to all plans and specifications for the improvements on the Property and all current and historical maintenance records, licenses, permits, reports, certificates, correspondence with governmental authorities, or other items relating to the construction, operation, or environmental assessment or audit of the Property or the Business. Seller shall make available, for the purpose of interviews with Buyer and its representatives and agents, such employees and representatives of the Business as may have knowledge useful in the environmental assessment or audit of the Property and the Business. Seller shall not object to, or interfere with, interviews by Buyer and its representatives and agents with past and present employees, occupants, or owners of the Property or the Business, and past and present owners and occupants of property in the vicinity of the Property. Seller shall have the right to observe any such investigation.

     5.18    Employees and Employee Benefits.

             5.18.1. Buyer shall offer to hire, on the Closing Date, subject to completion of an employment application and a Form I-9, and the truthfulness thereof, and any drug testing to the extent required by a Requirement of Law, the following employees of Seller at the close of business on the Closing Date:
(i) all employees of the Business located at retail sites or area or region administrative offices, (ii) all employees of the Business located at the Southern Division headquarters, (iii) Seller's employees listed on Schedule
5.18.1 and (iv) any other employees mutually agreed by Buyer and Seller. An employee to whom an offer of employment is made by Buyer and who accepts such offer shall become an employee of Buyer on the day such employee reports to work for Buyer (the "Transferred Employees"); an employee to whom an offer of employment is made, but who is unable to report to work for Buyer as of the close of business on the Closing Date due to illness, injury, or other reason shall remain an employee of Seller until such employee reports to work for Buyer or such employee's employment by Seller otherwise terminates. Seller shall, and shall cause its Affiliates to, use reasonable efforts to cause the employees described in the first sentence of this Section 5.18.1 to make available their employment services to Buyer

             5.18.2. Except for those employees who have entered into employment agreements with Buyer concurrently herewith, the initial base pay of each Transferred Employee shall be the same as the base pay of such Transferred Employee on the Closing Date. Each Transferred Employee shall be eligible for the benefits listed on Schedule 5.18.2 subject to satisfaction of all qualifications. Buyer agrees that it will continue the following incentive plans for the benefit of Transferred Employees: Terra Industries Incentive Award Program for Officers & Key Employees, Terra Distribution Division 1999 Key Employee Incentive Award Program, Terra Distribution Division 1999 Area Incentive Award Program, Terra Distribution Division 1999 Region Manager Incentive Award Program, and Terra Distribution Division 1999 Professional Products Sales Force Incentive Award Program. For those Transferred Employees covered by the Terra Industries Incentive Award Program for Officers and Key Employees, the award formula will be modified to provide that 100% of the target incentive can be achieved without reference to components that do not relate solely to the Business, unless Buyer and the Transferred Employee agree otherwise. All other terms of employment of each offer to the Employees shall be determined by Buyer in its sole discretion, and nothing herein shall constitute an agreement to assume or be bound by any employment agreement or employee plan, or previous or existing collective bargaining agreement between Seller and any representative of the

Employees or a guaranty that any Employee to whom an offer of employment may be made shall be entitled to remain in the employment of Buyer for any specified period of time. To the contrary, employment with the Buyer will be employment at will. Buyer shall have the right to terminate the employment of any Transferred Employee at any time, for any reason, and to change the terms of such Transferred Employee's wages, salaries, and benefits consistent with law, subject to the Buyer's obligation to such Transferred Employee under the benefits listed on Schedule 5.18.2 or by a Requirement of Law.

     Seller shall use reasonable efforts to arrange for the continued coverage, at Buyer's expense, of the Transferred Employees under Seller's group welfare plans through December 31, 1999, subject to the terms hereof. Such continued coverage shall be provided only if Seller's group welfare plan service providers agree to set up separate accounting for the experience, claims, administrative expenses, and premiums attributable to the Transferred Employees on and after the Closing Date. Buyer shall be responsible for and shall pay all the costs of such separate accounting. If Seller's group welfare plan service providers shall agree to bill Buyer directly for such costs, Buyer shall pay such amounts directly to such service providers. If Seller's group welfare plan service providers do not so agree, Seller shall pay all invoices or bills and Buyer shall reimburse Seller within five (5) business days after receipt of an accounting for such payments, not more often than semi-monthly.

     Buyer shall cause all the benefits listed on Schedule 5.18.2 to take into account all periods of employment of Transferred Employees with Seller prior to the Closing Date as if it were employment with Buyer for all purposes under such benefits except for the purposes of determining the amount of a Transferred Employee's accrued benefit under any plan that is a defined benefit plan. Buyer also shall cause its plans that are welfare plans to waive restrictions on coverage, such as pre-existing conditions, with respect to Transferred Employees and to take into account any amounts paid by Transferred Employees under comparable plans of Seller as if such amounts were incurred under the comparable plans of Buyer for purposes of determining deductibles, maximum out-of-pocket limitations and similar items.

             5.18.3. Seller shall pay the amount of salaries, wages, and benefits earned through the Closing Date by each Transferred Employee on Seller's next regularly scheduled pay date for that Employee. With respect to Transferred Employees, Seller shall pay to Buyer at Closing (or there shall be reflected as a current liability on the Closing Date Balance Sheet) an amount equivalent to such Transferred Employees' earned and accrued (but unpaid) vacation and sick pay up to the Closing Date.

             5.18.4. Neither Buyer nor any of its Affiliates shall have any liability with respect to any Employee or any Plan, or any dispute or claim thereof or related thereto, except to the extent expressly provided in this
Section 5.18. Subject to Buyer's reimbursement obligation provided in this
Section 5.18, from and after the Closing, Seller shall remain solely responsible for all salaries, wages, benefits, severance arrangements, liabilities (including, but not limited to legal or equitable claims and disputes of any kind, and any damage penalties, costs or fees arising therefrom), and all other compensation and terms of employment for services rendered to Seller for (A) each Transferred Employee accruing prior to the date such Employee becomes an employee of Buyer and (B) each Employee who does not become a Transferred Employee accruing at any time.

             5.18.5. From and after the Closing, Seller shall remain solely responsible for all liabilities relating to, arising out of, or resulting from
(i) the requirements of Section 4980B of the Code to provide continuation of health care coverage under any of its Plans in respect of (A) the Employees, other than the Transferred Employees and their covered beneficiaries and dependents, and (B) the Transferred Employees, to the extent related to a qualifying event occurring on or before the Closing Date, and (ii) all claims for workers' compensation benefits arising in connection with any occupational injury or disease occurring on or prior to the Closing Date. Buyer shall be responsible for all liabilities relating to, arising out of, or resulting from the requirements of Section 4980B of the Code arising after the Closing Date with respect to any Transferred Employee (or their spouse or dependents).

             5.18.6.

                     5.18.6.1 Employees listed or categorized in Schedule 5.18.6(a) (the "Non-Transferred Employees"), whose employment with Seller is terminated within seven (7) business days after the Closing Date, shall receive the severance and retention payments set forth in Schedule 5.18.6(b). Non-U.S. Employees of Seller who have been offered employment with Buyer, but for whatever reason do not become Transferred Employees, shall receive severance or other payments required by any Requirement of Law. Seller shall make those payments to the Non-Transferred Employees and the non U.S. terminated Employees as soon as practicable after dates of their respective terminations of employment and consistent with the required payment obligations.

                     5.18.6.2 Employees listed or categorized in Schedule 5.18.6(c) (the "Transition Employees"), whose employment with Seller is terminated within seven (7) business days after the completion of the transition services to be provided by such employee shall receive the severance and retention payments set forth in Schedule 5.18.6(b). Seller shall make those payments to the Transition Employees as soon as practicable after dates of their respective terminations of employment and consistent with the required payment obligations.

                     5.18.6.3 Buyer shall make the severance and retention payments to Transferred Employees in the amounts established in, and according to the terms and conditions of, the "Transferred Employee Severance and Retention Payment Plan" contained in Schedule 5.18.6(d) ; provided, however, that in the case of non-U.S. Transferred Employees Buyer shall make such severance or other payments required by any Requirement of Law.

             5.18.7. Buyer's financial responsibility to Seller for any severance or retention payment made by Seller to an employee under Section 5.18.6, whether the employee is a Non-Transferred Employee or a Transition Employee, is limited as set forth below (and for purposes of calculating Seller's limited reimbursement obligations to Buyer as contemplated in Section 5.18.8, Buyer's standard for severance and retention obligations for Transferred Employees shall be as follows):

                     5.18.7.1 Severance Payment - A maximum payment equivalent to (a) twenty-six (26) weeks base pay for any exempt employee, and (b) sixteen
(16) weeks base pay for non-exempt employees.

                   5.18.7.2 Retention Payment - Buyer shall have no financial responsibility for any "retention payment" as that term is described in Schedule 5.18.6(b) (payment to Non-Transferred Employees) or in the Transferred Employee Severance/Retention Payment Plan contained in Schedule 5.18.6(d) (payment to Transferred and Transition Employees).

          5.18.8

                   5.18.8.1. Solely in respect of Transferred Employees and subject to the limitations set forth in Section 5.18.8.3, Seller shall reimburse Buyer for any (i) severance payment in accordance with Schedule 5.18.6(d) in excess of Buyer's limitation on severance payments set forth in Section 5.18.7,
(ii) any retention payment, and (iii) any reimbursement of a shortfall in "Base Pay" (as that term is defined in the Transferred Employee Severance and Retention Plan) received from a "Successor" (as that term is defined in the Transferred Employee Severance and Retention Plan) as compared to Base Pay paid by Buyer plus applicable employment related taxes. Buyer shall submit written requests for installments of not less than $500,000 each (other than the last such installment). Seller shall make such reimbursement payment within five (5) business days after Seller's receipt of reasonable documentation establishing that Buyer has made qualifying payments under the Transferred Employee Severance and Retention Plan sufficient in amount to entitle Buyer to such installments(s). There is no limitation as to the frequency with which Seller may be required to make the installment reimbursement payments described in this paragraph.

                   5.18.8.2 Solely with respect to Non-Transferred Employees, non-U.S. Terminated Employees and Transition Employees, Buyer shall reimburse Seller for the amount of payments made by Seller pursuant to Sections 5.18.6.1 and 5.18.6.2, up to the maximum per employee obligation for which Buyer is obligated under Section 5.18.7, plus applicable employment related taxes. Seller shall submit written requests for payments hereunder in installments of not less than $100,000 (other than the last installment). Buyer shall make such reimbursement payment within five (5) business after receipt of request from Seller. Seller agrees to provide such documentation as Buyer may reasonably request to confirm that such payments have been made.

                   5.18.8.3 In no event shall the sum of (a) payments made by Seller pursuant to Sections 5.18.6.1 and 5.18.6.2 (net of Buyer's reimbursement payments pursuant to Section 5.18.8.2) and (b) Seller's reimbursement payments pursuant to Section 5.18.8.1 exceed a total amount of five million six hundred twenty thousand dollars ($5,620,000). This limitation on Seller's obligation to Buyer shall in no way limit Buyer's obligations to Transferred Employees under
Section 5.18.6.3.

          5.18.9 With respect to those employees listed on Schedule 5.18.9 and notwithstanding any other provisions set forth in Section 5.18, Buyer shall either: (a) enter into employment or severance/retention agreements which shall contain provisions ("Release Provisions") by which Seller is released of its obligations under its retention agreements ("Retention Agreements") with employees; or (b) reimburse Seller in full for any expense it becomes obligated to make under such Retention Agreements, with respect to any employee who is not offered employment or does not maintain employment for a period of 18 months with

Buyer with (1) the same base pay and bonus/incentive potential as of Closing Date; (2) employee benefits as set forth in Schedule 5.18.2; (3) a work site not more than 50 miles from the employee's current work site and (4) no substantial change in responsibilities. It is understood that Seller may amend the Retention Agreements prior to the Closing Date to provide for the benefits contemplated herein to become triggered on a basis consistent with the preceding sentence. It is further understood that the benefits and payments made to employees covered under this section are in lieu of any payments under Section 5.18.6.

     5.19 Inventories. Seller shall sell to the Business as of the close of business on the Closing Date all fertilizer owned by Seller and its Affiliates stored at any Property of the Business, and the Final Statement shall reflect a payable for such sale. All accounts payable on the Final Statement arising from the sale by Seller or any of its Affiliates of goods or services to the Business shall be deemed to be on same terms as Seller has used in its operation of the Business and at least as favorable as Seller customarily offers to third-party customers having the significance of the Business.

     5.20 Ancillary Agreements. Subject to the satisfaction of the conditions of Sections 3.1 and 3.3, Seller agrees to enter into the Seller Ancillary Agreements on the Closing Date, and subject to the satisfaction of the conditions of Sections 3.1 and 3.2, Buyer agrees to enter into the Buyer Ancillary Agreements on the Closing Date. Buyer and Seller shall negotiate in good faith the form and substance of the Transition Services Agreement and Sublease on customary terms and conditions and based on allocation of actual costs for providing those services listed on Exhibit H until December 31, 1999. The Sublease shall have a duration of two years, shall be for between one and one-half and three floors in Terra Center (or the equivalent square footage in Jackson Plaza or a combination thereof) and shall include office furniture, terminals, and networking.

     5.21. Insurance. To the extent that Buyer may suffer damage to the Assets or may be subjected to any third party claims for which it may be the beneficiary of insurance policies maintained by Seller on or prior to the Closing Date, upon the reasonable request of Buyer, Seller shall cooperate, at Buyer's expense, with Buyer in pursuing coverage under such policies, provided, however, that Seller shall not be required to take any action that would jeopardize or otherwise diminish its insurance coverage.

                                   ARTICLE 6
                           INDEMNIFICATION; SURVIVAL

     6.1.   Indemnification by Seller.  Subject to the provisions of this
Article 6, Seller covenants and agrees to defend, indemnify, and hold harmless each Buyer Group Member from and against, and pay or reimburse each Buyer Group Member for, all Losses incurred by such Buyer Group Member relating to, arising out of, or resulting from:

            (A) any breach by Seller of any of its covenants or agreements in this Agreement where Buyer's claim is solely for monetary damages;

          (B) any breach of any warranty or any inaccuracy of any representation of Seller contained in this Agreement, any Seller Ancillary Agreement, or certificate delivered by or on behalf of Seller pursuant hereto or thereto;

          (C)  any Excluded Liabilities or Excluded Assets;

          (D)  any Taxes of any Seller Group Member;

          (E) any liabilities in respect of the Employees except, with respect to the Transferred Employees, to the extent assumed by Buyer pursuant to Section
5.18 of this Agreement;

          (F) any product liabilities with respect to products manufactured or sold by Seller prior to the Closing Date;

          (G) any failure of Seller to comply with applicable bulk sales laws in effect in any state having jurisdiction over the transactions contemplated in this Agreement; and

          (H)  the Liens referred to in Section 2.9.

Other than Losses resulting from a breach of Section 4.1.8, Seller shall be responsible only for Losses resulting from any breach of any warranty or any inaccuracy of any representation of Seller contained in this Agreement, any Seller Ancillary Agreement or any certificate delivered by or on behalf of Seller pursuant hereto or thereto exceeding $1,000,000 in the aggregate and not exceeding 50% of the Purchase Price. The indemnification provided for in this
Section 6.1 shall terminate two (2) years after the Closing Date (and no claims shall be made by any Buyer Group Member under this Section 6.1 thereafter), except that the indemnification by Seller shall continue as to:

               (i) the representations and warranties set forth in Sections 4.1.1, 4.1.2, 4.1.8, and 4.1.24, as to all of which no time limitation shall apply forever;

               (ii) the representations, warranties, covenants, and obligations contained in Sections 4.1.14, 5.3, 5.4, 5.7, 5.8, 5.13, 5.15, 5.16,
5.18, 6.6, and 8.2 which shall survive until the expiration of the applicable statutory periods of limitations, giving effect to any waiver, mitigation, or extension thereof;

               (iii) any Loss of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 6.4 on or prior to the date such indemnification would otherwise terminate in accordance with this
Section 6.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article 6, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses in accordance with this Article 6; and

               (iv)   the indemnification provided for in clauses (C), (D), (E),
(F), (G), and (H) of this Section 6.1, which shall survive until the expiration of the applicable statutory periods of limitations, giving effect to any waiver, investigation, or extension thereof.

     6.2. Indemnification by Buyer. Subject to the provisions of this Article 6, Buyer covenants and agrees to defend, indemnify, and hold harmless each Seller Group Member from and against, and pay or reimburse each Seller Group Member for, all Losses incurred by such Seller Group Member relating to, arising out of, or resulting from:

           (A) any breach by Buyer of any of its covenants or agreements in this Agreement where Seller's claim is solely for monetary damages; and

           (B) any breach of any warranty or any inaccuracy of any representation of Buyer contained in this Agreement, any Seller Ancillary Agreement or any certificate delivered by or on behalf of Seller pursuant hereto or thereto.

Buyer shall be responsible only for Losses resulting from any breach of any warranty or any inaccuracy of any representation of Buyer contained in this Agreement, any Seller Ancillary Agreement or any certificate delivered by or on behalf of Seller pursuant hereto or thereto exceeding $1,000,000 in the aggregate and not exceeding 50% of the Purchase Price. The indemnification provided for in this Section 6.2 shall terminate two (2) years after the Closing Date (and no claims shall be made by any Seller Group Member under this Section
6.2 thereafter), except that the indemnification by Buyer shall continue as to:

                (i) the representations and warranties set forth in Sections 4.2.1, 4.2.2, and 4.2.5; as to all of which no time limitation shall apply;

                (ii) the covenants and obligations contained in Sections 5.3, 5.8, 5.13, 5.15, 5.16, 5.18, 6.6 and 8.2 which shall survive until the expiration of the applicable statutory periods of limitations, giving effect to any waiver, mitigation, or extension thereof; and

                (iii) any Loss of which Seller has notified Buyer in accordance with the requirements of Section 6.4 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 6.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article 6, and Buyer shall have reimbursed all Buyer Group Members for the full amount of such Losses in accordance with this Article 6.

     6.3 Survival of Representations, Warranties, Covenants, and Obligations. The representations, warranties, covenants and obligations contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the Parties, and the consummation of the transactions contemplated herein; provided, however, that, notwithstanding the foregoing (A) the representations and warranties contained in Sections 4.1.1, 4.1.2, 4.1.8, 4.1.24, 4.2.1, 4.2.2 and 4.2.5 shall survive without limitation,
(B) the representations, warranties, covenants, and obligations contained in Sections 4.1.14, 5.3, 5.4, 5.7, 5.8, 5.13, 5.15, 5.16, 5.18, 6.6 and 8.2 shall survive until the expiration of the applicable statutory periods of limitations, giving effect to any waiver, mitigation, or extension thereof, (C) the representations and warranties contained in Article 4 and 5 and not otherwise referred to in clauses (A) and (B) of this Section 6.3)) shall survive until two
(2) years after the Closing Date, (D) any covenant to be performed after the Closing Date (other than the covenants referred to in clause (B) of this Section 6.3 shall survive until such date as such covenants are fully performed, and (E) any other representations, warranties, covenants, and obligations contained in this Agreement shall terminate on the sixth (6th) anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made under this Article 6 or any other provision of this Agreement or otherwise for the breach of any representation, warranty, covenant, or obligation contained in this Agreement, or under any certificate delivered with respect hereto, after the date on which such representation, warranty, covenant, or obligation terminates as set forth in this Section 6.3. Buyer and Seller each agree that the indemnification provided by Sections 6.1 and 6.2, respectively, is its sole and exclusive remedy for any Loss within the coverage provided by such Sections; provided, however, except as specifically provided in Sections
6.1 and 6.2, the Parties shall have all remedies provided by law for breach of covenants on or after the Closing Date, including specific performance and other equitable relief.

     6.4. Notice of Claims. Any Buyer Group Member or any Seller Group Member seeking indemnification under this Agreement (the "Indemnitee") shall give to the Party obligated to provide indemnification to such Indemnitee (the "Indemnitor") a notice (a "Claim Notice"). Such Claim Notice shall be in a writing signed by the Indemnitee, or if the Indemnitee is a corporation, an officer thereof, setting forth: (A) the facts or events, in reasonable detail, which indicate that it has incurred such liability; (B) the Section or Sections of this Agreement (in addition to those under Article 6 of this Agreement) under which the Indemnitee has incurred such liability; (C) the amount of such liability or, in the case of third party claims, the Indemnitee's good faith estimate of the reasonably foreseeable maximum amount of its claim for indemnification; and (D) the method of computation of the amount of such liability, all of which information shall be promptly amended by the Indemnitee when its knowledge of the facts or events and any resulting liability so warrant; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further that failure to give such notice shall not relieve the Indemnitor of its indemnification obligations hereunder except to the extent that such failure results in a failure of actual notice to the Indemnitor and the Indemnitor is materially damaged as a result of such failure.

     6.5.  Matters Involving Third Parties.
           -------------------------------

           6.5.1. Subject to Section 6.5.2, the Indemnitee shall have the right to conduct and control, through not more than one counsel of its choosing reasonably acceptable to Indemnitor, the defense, compromise, or settlement of any third Person claim, action, or suit against such Indemnitee as to which indemnification will be sought by any Indemnitee from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested by the Indemnitee in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action, or suit as to which the Indemnitee has so elected to conduct and control the defense thereof; and provided, further, that the Indemnitee shall not, without the prior written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action, or suit, except that no such consent shall be required if, following a written request from the Indemnitee, the Indemnitor shall fail, within fourteen (14) days after the making of such request, to acknowledge and agree in writing that, if such claim, action, or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnitee.

           6.5.2. If any third Person claim, action, or suit against any Indemnitee is solely for money damages or, where Seller is the Indemnitor, will have no continuing effect in any material respect on the assets, properties, operations, or business of the Business, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise, or settlement of any such third Person claim, action, or suit against such Indemnitee as to which indemnification will be sought by any Indemnitee from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnitee in respect thereof, and in any such case the Indemnitee shall cooperate in connection therewith and shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnitee may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action, or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnitee shall have the right to pay, settle, or compromise any such claim, action, or suit, provided that in such event the Indemnitee shall waive any right to indemnity therefor hereunder and further provide that any such payment, settlement or compromise would have no continuing effect on Indemnitor.

     6.6. Tax Indemnification. Seller shall defend, indemnify, and hold harmless Buyer and each Buyer Group Member from and against all Taxes except those specifically assumed by Buyer and all Transfer Taxes. If any claim or demand is asserted in writing against an Indemnitee hereunder, the Indemnitee shall notify the Indemnitor of such claim or demand within thirty (30) days of receipt thereof, and the Indemnitor shall (at the sole expense of such Indemnitor) to the extent possible under applicable law, have the right to control the defense, compromise, or settlement thereof; provided, however, that Seller shall not compromise or settle any such claim or benefit in a manner which is materially adverse to the Buyer, without the consent of Buyer; and the Indemnitee shall cooperate fully in such defense as and to the extent reasonably requested by the Indemnitor. Such cooperation shall include the retention and (upon the Indemnitor's request) the provision to the Indemnitor of records and information which are reasonably relevant to such claim or demand and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. An Indemnitor shall not have any liability hereunder with respect to, or obligation to indemnify against, any liability for any Tax resulting from a claim or demand the defense, compromise, or settlement of which it was not offered the opportunity to control as provided hereunder. Each Party's right under this
Section 6.6 shall survive until the expiration of any applicable statute of limitations, as such statute of limitations may be extended by the Indemnitee.

                                   ARTICLE 7
                                  TERMINATION

     7.1. Termination of Agreement. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date as provided below:

           7.1.1. Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

           7.1.2. Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any respect (in the case of any representation, warranty, or covenant containing any materiality qualification) or in any material respect (in the case of any representation, warranty, or covenant without any materiality qualification), which remains uncured after seven (7) business days' prior written notice from Buyer or (B) if the Closing shall not have occurred on or before August 31, 1999 and Buyer and Seller have not extended such date by mutual written consent (unless the failure of the Closing to occur results from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

           7.1.3. Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any respect (in the case of any representation, warranty, or covenant containing any materiality qualification) or in any material respect (in the case of any representation, warranty, or covenant without any materiality qualification), which remains uncured after seven (7) business days' prior written notice from Seller; or (B) if the Closing shall not have occurred on or before August 31, 1999 and Buyer and Seller shall not have extended such date by mutual written consent (unless the failure of the Closing to occur results from Seller itself breaching any representation, warranty, or covenant contained in this Agreement); and

     7.2.  Effect of Termination. If this Agreement is terminated pursuant to
Section 7.1, all further obligations of the Parties under this Agreement (other than Sections 4.1.24, 4.2.5, and 8.2) shall be terminated without further liability of any Party to the other; provided, however, that nothing herein shall relieve any Party from liability for its breach of this Agreement.

                                   ARTICLE 8
                                 MISCELLANEOUS

     8.1. Public Announcement. Prior to the Closing Date, Seller and Buyer and their respective Affiliates shall not issue any press release or make any other public announcement relating the subject matter of this Agreement, the Seller Ancillary Agreements, or the Buyer Ancillary Agreements without the prior written consent of the other Party; provided, however, that any Party may make public announcements which such Party determines, upon consultation with such Party's outside legal counsel, is required by applicable laws or regulations or the rules of any securities exchange on which such Party's securities are traded and any Party may, after or concurrently with the first public disclosure consented to by the parties, make public announcements to its shareholders or members, in each of which case the disclosing Party shall advise the other Party prior to making the announcements and the Parties shall use their best efforts to cause mutually agreeable announcements to be issued.

     8.2. Expenses. Except as provided in Section 5.4.2 and Article 6, each Party shall each bear its own costs, expenses, and fees (including fees and expenses of attorneys and other professionals) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby shall be consummated.

     8.3. "As Is" Condition. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ASSETS OR THE BUSINESS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     8.4. Notices. All notices, demands, claims, waivers, and other communications hereunder shall be in writing. Any notice, demand, claim, waiver, or other communications hereunder shall be deemed duly given when personally delivered, one (1) Business Day after it is sent by reputable overnight express courier service, postage prepaid, or three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

     Terra Industries Inc.
     Terra Center
     600 Fourth Street
     Sioux City, IA 51101
     Attention: Chief Financial Officer

with a copy to:

     Terra Industries Inc.
     Terra Center
     600 Fourth Street
     Sioux City, Iowa 51101
     Attention: General Counsel

If to Buyer:

     Cenex/Land O'Lakes Agronomy Company
     P.O. Box 64089
     St. Paul, Minnesota 55164-0089
     Attention: Chief Financial Officer
with a copy to:

     Dorsey & Whitney LLP
     Pillsbury Center South
     220 South Sixth Street
     Minneapolis, Minnesota 55402
     Attention:  William B. Payne

Any Party may send any notice, demand, claim, waiver, or other communication hereunder to the intended recipient at the address set forth above using any other means (including telecopy, telex, ordinary mail, or electronic mail), but no such notice, demand, claim, waiver, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     8.5. Severability. Whenever possible, each provision (including any phrase, sentence, clause, section, or subsection) of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability in such jurisdiction without invalidating the remainder of such invalid, illegal, or unenforceable provision or any other provision hereof in such jurisdiction or any other jurisdiction, unless such a construction would be unreasonable.

     8.6. Amendments and Waivers. No modification, amendment, supplement, or waiver of this Agreement shall be valid or binding unless made in writing and signed by each Party. No course of dealing between the Parties shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Party under this Agreement. A written waiver shall be valid or binding only as to the specific term or condition waived, and no written waiver shall be deemed to be a continuing waiver unless specifically stated. The waiver by a party of a breach or default under any provision of this Agreement shall not be construed as a waiver of any other breach or default of any such provision hereunder, and the failure by any party on one or more occasions to enforce any provision of this Agreement or to exercise any right or privilege hereunder shall not be construed as a waiver of any such provision, right, or privilege hereunder.

     8.7. Interpretations. The headings of the sections and subsections of this Agreement are for the convenience of references only and do not form a part of this Agreement and shall in no way affect the meaning or interpretation of this Agreement. The Schedules, Exhibits, Buyer Ancillary Agreements, Seller Ancillary Agreements, certificates, documents, and instruments referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

     8.8. Binding Effect and Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, successors, and permitted assigns. The heirs, successors, and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations), or otherwise). Except as provided in Article 6 of this Agreement with respect to indemnification of Buyer Group Members and Seller Group Members, this Agreement shall not confer any right or remedy upon any Person other than the Parties and their respective successors and permitted assigns.

     8.9. Assignment. The rights and obligations of either Party under this Agreement shall not be assignable by such Party prior to the Closing without the written consent of the other Party, except that Buyer may assign its rights and obligations hereunder, without the consent of Seller, to any Person (A) with or into which Buyer may merge or consolidate, (B) to which Buyer may sell or transfer all or substantially all of its assets, (C) of which Buyer is a general partner, (D) which owns directly or indirectly 50% or more of the equity investment and of the voting power of Buyer, (E) of which 50% or more of the equity investment and of the voting power is owned directly or indirectly by, or is under common ownership with, Buyer, (F) who is a lender to Buyer, or an Affiliate of such lender, as security for obligations to such lender or Affiliate in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings, or renewals thereof, (G) who is an Affiliate of Buyer, or (H) who is a Buyer Group Member; provided, however, that (i) the assignee shall assume in writing all of Buyer's obligations to Seller hereunder and (ii) Seller's obligations under this Agreement shall be subject to the delivery by such assignee, on or prior to the Closing Date, of a certificate signed on its behalf containing representations and warranties similar to those made by Buyer in
Section 4.2 and an opinion of counsel reasonably acceptable to Seller with respect to the assignee which is similar to the opinion with respect to Buyer set forth in Exhibit C. In addition, Buyer may assign its right to acquire a group of facilities to any Person described in clause (H) of the first sentence. Following the Closing, either Party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

     8.10. Remedies. The rights and remedies provided in this Agreement are cumulative and except as expressly provided herein are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity. The rights and remedies of any Party based upon, arising out of, or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant, agreement, or obligation or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy, breach, or failure is based may also be the subject matter of any other representation, warranty, covenant, agreement, obligation, or condition as to which there is no inaccuracy, breach, or failure. The representations and warranties of Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including, without limitation, Buyer's advisors, consultants, or representatives) or by reason of the fact that Buyer or any such advisor, consultant, or representative knew or should have known that any such representation or warranty is or might be inaccurate. Nothing herein shall permit any double recovery for any loss.

     8.11. Counterparts. The Parties may sign this Agreement in any number of counterparts and on separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, and which shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to each of Buyer and Seller.

     8.12. Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

     8.13. Entire Agreement. This Agreement (including the Schedules, Exhibits, Buyer Ancillary Agreements when executed and delivered, Seller Ancillary Agreements when executed and delivered, certificates, documents, and instruments referred to herein) constitutes the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior or contemporaneous agreements and understandings between the Parties, whether written or oral, to the extent they relate in any way to the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

TERRA INDUSTRIES INC.                              CENEX/LAND O'LAKES AGRONOMY
                                                     COMPANY
By: /s/Burton M. Joyce                             By: /s/AJ Giese
    ----------------------------------------           -------------------------------------

Name: Burton M. Joyce                              Name: AJ Giese
      --------------------------------------             -----------------------------------

Title: President and Chief Executive Officer       Title: President
       -------------------------------------              ----------------------------------